Exhibit 10.2

Execution Copy

FUTURE SPREAD AGREEMENT FOR FHLMC MORTGAGE LOANS

by and between

NATIONSTAR MORTGAGE LLC

(Seller)

and

NIC MSR III LLC

(Purchaser)

Dated and effective as of May 31, 2012

i

EXHIBITS

Exhibit A – Form of Assignment Agreement for Mortgage Loans

Exhibit B – Example of Calculations of Maximum Retained Refinancing Loan Amounts

Exhibit C – Schedule of Mortgage Loans

Exhibit D – Seller’s Officer’s Certificate

Exhibit E – Purchaser’s Officer’s Certificate

Exhibit F – Location of Credit Files

Exhibit G – Form of Summary Remittance Report

Exhibit H – Form of Delinquency Report

Exhibit I – Form of Disbursement Report

Exhibit J – Seller Jurisdictions and Recording Offices

FUTURE SPREAD AGREEMENT FOR FHLMC MORTGAGE LOANS

This FUTURE SPREAD AGREEMENT FOR FHLMC MORTGAGE LOANS (as amended, restated, or otherwise modified and in effect from time to time, this “Agreement”), dated as of May 31, 2012 (the “Agreement Date”), is by and between NIC MSR III LLC, a Delaware limited liability company (together with its successors and assigns, the “Purchaser”), and Nationstar Mortgage LLC, a Delaware limited liability company (together with its successors and assigns, the “Seller”) (the Purchaser and the Seller will collectively be referred to as the “Parties” and each, a “Party”).

W I T N E S S E T H:

WHEREAS, Seller and Purchaser have entered into the Current Excess Servicing Spread Acquisition Agreement for FHLMC Mortgage Loans, dated as of the date hereof (as amended, restated, or otherwise modified and in effect, the “Current Spread Agreement”), pursuant to which Purchaser will purchase and assume all right, title and interest in the excess servicing spread with respect to a pool of residential mortgage loans to be serviced by Seller;

WHEREAS, Seller desires to retain the right to refinance the residential mortgage loans in the pool, and Purchaser is willing to grant such right, as long as the excess servicing spread with respect to the newly-originated residential mortgage loans and replacement residential mortgage loans is assigned to the Purchaser as described herein; and

WHEREAS, Purchaser and Seller desire to set forth the terms and conditions pursuant to which residential mortgage loans in the pool may be refinanced.

NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions set forth herein, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS; GENERAL INTERPRETIVE PRINCIPLES

Section 1.01 Definitions.

Whenever used herein, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

Accepted Servicing Practices: With respect to any Mortgage Loan, those accepted and prudent mortgage servicing practices (including collection procedures) which are in accordance with the servicing practices and procedures as set forth in the applicable Servicing Agreements, and in a manner at least equal in quality to the servicing that Seller provides to mortgage loans which it owns in its own portfolio.

Agency: The entity formerly known as the Federal Home Loan Mortgage Corporation, or any successor thereto, and, as applicable, the Federal National Mortgage Association, or any successor thereto, and the Government National Mortgage Association, or any successor thereto.

Agreement: As defined in the preamble hereof.

Agreement Date: As defined in the preamble hereof.

Ancillary Income: All incidental servicing fees (such as late fees, assignment transfer fees, returned check fees, special services fees, amortization schedule fees, HAMP, modification and incentive income, etc.) that are supplemental to the servicing spread payable to the servicer pursuant to the Servicing Agreements.

Applicable Law: With reference to any Person, all laws (including common law), statutes, regulations, ordinances, treaties, judgments, decrees, injunctions, writs and orders of any court, governmental agency or authority and rules, regulations, orders, directives, licenses and permits of any Governmental Authority applicable to such Person or its property or in respect of its operations.

Assignment Agreement: An assignment agreement substantially in the form of Exhibit A to this Agreement or in such other form as mutually agreed upon by the Parties.

Assignment Date: With respect to a Refinanced Mortgage Loan and its related Mortgage Loan, the Distribution Date in the third calendar month following the Refinanced Mortgage Loan’s Refinancing Date.

Available Portfolio: As defined in Section 3.04(a) hereof.

Bank: Wells Fargo Bank, National Association, or another financial institution mutually agreed upon by the Parties or any successor thereto, each in its capacity as “Bank” under the Future Spread Custodial Account Control Agreement or the Future Spread Reserve Account Control Agreement, as applicable, or any third party custodian or trustee in similar capacity under any replacement account control agreements.

Base Servicing Fee: With respect to a Collection Period, an amount equal to the product of (A) the aggregate outstanding principal balance of the Mortgage Loans as of the related Measurement Date, (B) the Base Servicing Fee Rate and (C) (i) in the case of an initial Collection Period with respect to any Mortgage Loan, a fraction, the numerator of which is the number of days in the period from and including the related Assignment Date to and including the last day of such initial Collection Period, and the denominator of which is 360, and (ii) in the case of all other Collection Periods, 1/12; provided that the Base Servicing Fee with respect to any Mortgage Loan whose Servicing Agreement is terminated during a Collection Period shall be pro-rated to the actual number of days within such Collection Period in which such Mortgage Loan was serviced by Seller.

Base Servicing Fee Rate: 0.06% per annum.

Business Day: Any day other than (a) a Saturday or Sunday, (b) a day on which banking institutions in the States of California, Texas or New York are authorized or obligated by law or by executive order to be closed or (c) such other days as agreed upon by the Parties.

Carryover Retained Amount: As defined in Section 3.03 hereof.

Closing Date: The Business Day in which the purchase by Seller of the Mortgage Servicing Rights under the Mortgage Servicing Rights Purchase and Sale Agreement has been consummated and all conditions precedent to the execution and delivery of this Agreement have been satisfied or waived.

Code: The Internal Revenue Code of 1986, as amended from time to time.

Collateral: As defined in Section 2.02 hereof.

Collection Period: With respect to any Distribution Date, the calendar month preceding the month in which such Distribution Date occurs.

Consolidated Tangible Net Worth: (i) The net worth of Seller and its consolidated subsidiaries, on a combined basis, determined in accordance with GAAP, minus (ii) all intangibles determined in accordance with GAAP (including goodwill, capitalized financing costs and capitalized administration costs but excluding originated and purchased mortgage servicing rights or retained residual securities) and any and all advances to, investments in and receivables held from affiliates; provided, however, that the non-cash effect (gain or loss) of any mark-to-market adjustments made directly to stockholders’ equity for fluctuation of the value of financial instruments as mandated under the Statement of Financial Accounting Standards No. 133 (or any successor statement) shall be excluded from the calculation of Consolidated Tangible Net Worth.

Control: The meaning specified in Section 8-106 of the UCC.

Credit File: Those documents, which may be originals, copies or electronically imaged, pertaining to each Mortgage Loan, held by or on behalf of Seller in connection with the servicing of the Mortgage Loan, which may include Mortgage Loan Documents and the credit documentation relating to the origination of such Mortgage Loan, and any documents gathered during the Servicing of a Mortgage Loan.

Current Mortgage Loan: A residential mortgage loan that is a “Mortgage Loan” under the Current Spread Agreement.

Current Spread Agreement: As defined in the recitals to this Agreement.

Custodian: A custodian of Credit Files pertaining to a Mortgage Loan or any part thereof as identified by Seller to Purchaser in writing on or prior to the related Assignment Date as the same may be amended and supplemented from time to time by Seller by providing a written notice of any such update to Purchaser.

Distribution Date: The 10th day of each calendar month, or if such day is not a Business Day, the prior Business Day, or such other day as mutually agreed upon by Seller and Purchaser.

Electronic Data File: A computer tape or other electronic medium generated by or on behalf of Seller and delivered or transmitted to or on behalf of Purchaser which provides information relating to the Mortgage Loans.

Eligible Servicing Agreement: A Servicing Agreement in respect of which the following eligibility requirements have been satisfied:

(a) such Servicing Agreement is in full force and effect, and is in all respects genuine as appearing on its face or as represented in the books and records of Seller, and no event of default, early amortization event, termination event, or other event giving any party thereto (including with notice or lapse of time or both) the right to terminate Seller as servicer thereunder for cause has occurred and is continuing; and

(b) Seller has not resigned or been terminated as servicer under such Servicing Agreement and has no actual knowledge of any pending or threatened action to terminate Seller, as servicer (whether for cause or without cause).

Entitlement Holder: The meaning specified in Section 8-102(a)(7) of the UCC.

Excess Refinancing Percentage: As defined in Section 3.03 hereof.

Expense Amount: As defined in Section 11.01(b) hereof.

Expense Amount Accountant’s Letter: As defined in Section 11.01(b) hereof.

Expense Amount Tax Opinion: As defined in Section 11.01(b) hereof.

Expense Escrow Account: As defined in Section 11.01(b) hereof.

FHLMC Acknowledgment Agreement: The acknowledgment agreement by and among the entity formerly known as the Federal Home Loan Mortgage Corporation, or any successor thereto, Seller and Purchaser, in form and substance reasonably acceptable to Purchaser, dated on or before the Closing Date, pursuant to which the entity formerly known as the Federal Home Loan Mortgage Corporation, or any successor thereto, consents to the sale of the excess servicing spread and other arrangements specified therein.

Future Excess Servicing Spread: The rights of Seller, severable from each (and all) of the other rights under the applicable Servicing Agreements, to a percentage of the Total Servicing Spread, which percentage is equal to the Future Excess Servicing Spread Percentage.

Future Excess Servicing Spread Assignment Obligation: As defined in Section 3.01 hereof.

Future Excess Servicing Spread Percentage: A percentage equal to the Current Excess Servicing Spread Percentage in the Current Spread Agreement.

Future Excess Servicing Spread Rights: As defined in Section 3.01 hereof.

Future Spread Custodial Account Agreement: The applicable deposit account agreement and other related account documentation governing the Third Party Controlled Future Spread Custodial Account.

Future Spread Custodial Account Control Agreement: The account control agreement among Seller, Purchaser and Wells Fargo Bank, National Association, or any successor thereto, or any other institution agreed upon by the Parties, as Bank, dated as of the Closing Date, entered into with respect to the Third Party Controlled Future Spread Custodial Account, as amended, restated, supplemented or otherwise modified from time to time.

Future Spread Reserve Account: The account specified in the Future Spread Reserve Account Control Agreement and maintained by Wells Fargo Bank, National Association, or any successor thereto, or another third party custodian or trustee selected by Purchaser.

Future Spread Reserve Account Agreement: The applicable deposit account agreement and other related account documentation governing the Future Spread Reserve Account.

Future Spread Reserve Account Control Agreement: The account control agreement among Seller, Purchaser and Wells Fargo Bank, National Association, or any successor thereto, or any other institution agreed upon by the Parties, as Bank, dated as of the Closing Date, entered into with respect to the Future Spread Reserve Account, as amended, restated, supplemented or otherwise modified from time to time.

Future Spread Reserve Account Deposit Event: As defined in Section 4.03(c) hereof.

Future Spread Reserve Account Required Amount: As defined in Section 4.03(c) hereof.

GAAP: Generally accepted accounting principles in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, that are applicable to the circumstances as of the date of determination.

Governmental Authority: With respect to any Person, any nation or government, any state or other political subdivision, agency or instrumentality thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person, any of its subsidiaries or any of its properties.

Grant: To grant, bargain, sell, warrant, alienate, remise, demise, release, convey, assign, transfer, mortgage, pledge, create and grant a security interest in and right of setoff against, deposit, set over or confirm.

HAMP: As defined in Section 8.06 hereof.

HAMP Loans: As defined in Section 8.06 hereof.

Holder Register: As defined in Section 12.15(b) hereof.

Indemnity Loan: As defined in Section 11.01(b) hereof.

Indemnity Loan Agreement: As defined in Section 11.01(b) hereof.

IRS: The United States Internal Revenue Service.

Lien: Any mortgage, deed of trust, pledge, hypothecation, collateral assignment, charge, deposit, arrangement, encumbrance, lien (statutory or other), security interest or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever intended to assure payment of any indebtedness or the performance of any other obligation, including any conditional sale or other title retention agreement.

Lockbox Account: An account maintained by Wells Fargo Bank, National Association or another third party custodian or trustee selected by Purchaser for the purpose of receiving Servicing Spread Collections.

Loss or Losses: Any and all direct, actual and out-of-pocket losses (including any loss in the value in the Future Excess Servicing Spread), damages, deficiencies, claims, costs or expenses, including reasonable attorneys’ fees and disbursements, excluding (i) any amounts attributable to or arising from overhead allocations, general or administrative costs and expenses, or any cost for the time of any Party’s employees, (ii) consequential losses or damages consisting of speculative lost profits, lost investment or business opportunity, damage to reputation or operating losses, or (iii) punitive or treble damages; provided, however, that the exclusions set forth in clauses (ii) or (iii) above do not apply if and to the extent any such amounts are actually incurred in payment to a third party or government entity.

Maximum Retained Refinancing Loan Amount: As defined in Section 3.03 hereof.

Measurement Date: With respect to any Collection Period, the first day of such Collection Period.

MERS: Mortgage Electronic Registration Systems, Inc., or any successor thereto.

MI: Insurance provided by private mortgage insurance companies to make payments on certain Mortgage Loans in the event that the related Mortgagor defaults in its obligation in respect of the Mortgage.

Mortgage: Each of those mortgages, deeds of trust, security deeds or deeds to secure debt creating a first lien on or an interest in real property securing a Mortgage Note and related to a Mortgage Loan.

Mortgage Loan: A residential mortgage loan that satisfies the conditions set forth in Section 3.02 and whose Future Excess Servicing Spread is assigned to Purchaser hereunder in satisfaction of Seller’s Future Excess Servicing Spread Assignment Obligation.

Mortgage Loan Documents: With respect to each Mortgage Loan, the original Mortgage Loan documents held by a Custodian, including the Mortgage Note, and if applicable, cooperative mortgage loan related documents and a power of attorney, a New York Consolidation, Extension and Modification Agreement, or other modification document, or as otherwise set forth under the Servicing Agreements and any other documents required to properly service, through foreclosure, any Mortgaged Property.

Mortgage Loan Identification Date: With respect to a Refinanced Mortgage Loan and its related replacement Mortgage Loan, the 25th day of the second calendar month following the Refinanced Mortgage Loan’s Refinancing Date.

Mortgage Note: With respect to any Mortgage Loan, the note or other evidence of indebtedness of the Mortgagor, thereunder, including, if applicable, an allonge and lost note affidavit.

Mortgage Servicing Rights: The rights and responsibilities of Seller with respect to servicing the Mortgage Loans under the Servicing Agreements, including any and all of the following if and to the extent provided therein: (a) all rights to service a Mortgage Loan; (b) all rights to receive servicing fees, additional servicing compensation (including any late fees, change fees, assumption fees, penalties (other than prepayment penalties) or similar payments with respect to such Mortgage Loan, and income on escrow accounts or other receipts on or with respect to the Mortgage Loan), reimbursements or indemnification for servicing the Mortgage Loan, and any payments received in respect of the foregoing and proceeds thereof; (c) the right to collect, hold and disburse escrow payments or other payments with respect to the Mortgage Loan and any amounts actually collected with respect thereto and to receive interest income on such amounts to the extent permitted by Applicable Law; (d) all accounts and other rights to payment related to any of the property described in this paragraph; (e) possession and use of any and all Credit Files pertaining to the Mortgage Loan or pertaining to the past, present or prospective servicing of the Mortgage Loan; (f) to the extent applicable, all rights and benefits relating to the direct solicitation of the related Mortgagors for refinance or modification of the Mortgage Loans and attendant right, title and interest in and to the list of such Mortgagors and data relating to their respective Mortgage Loans; and (g) all rights, powers and privileges incident to any of the foregoing.

Mortgage Servicing Rights Purchase and Sale Agreement: The Mortgage Servicing Rights Purchase and Sale Agreement, dated as of the date hereof, by and between Nationstar Mortgage LLC, as purchaser, and Bank of America, National Association, a national banking association, as seller, as the same may be amended, supplemented or otherwise modified from time to time.

Mortgaged Property: The Mortgagor’s real property, securing repayment of a related Mortgage Note, consisting of an interest in a single parcel of real property, improved by a residential dwelling.

Mortgagor: An obligor under a residential mortgage loan.

New Mortgage Loan: As defined in Section 3.02(a)(i)(1) hereof.

Nonqualifying Income: Any amount that is treated as gross income for purposes of Section 856 of the Code and which is not Qualifying Income.

Objection Notice: As defined in Section 4.03(c) hereof.

Opinion of Counsel: One or more written opinions, in form and substance reasonably satisfactory to the recipient, of an attorney at law admitted to practice in any state of the United States or the District of Columbia, which attorney may be counsel for Seller or Purchaser, as the case may be.

Owner: With respect to a Mortgage Loan, the owner thereof.

Owner Consent: All agreements, including the FHLMC Acknowledgment Agreement, pursuant to which an Owner approves or consents to the sale of the Future Excess Servicing Spread from Seller to Purchaser.

Party or Parties: As defined in the preamble hereof.

Permitted Liens: Liens in favor of an Agency required pursuant to the applicable Servicing Agreements.

Person: Any individual, partnership, corporation, limited liability company, limited liability partnership, business entity, joint stock company, trust, business trust, unincorporated organization, association, enterprise, joint venture, government, any department or agency of any government or any other entity of whatever nature.

Pledge Agreement: A collateral pledge agreement, to be entered into on or before the Closing Date, between Seller and the entity formally known as the Federal Home Loan Mortgage Corporation, pursuant to which Seller pledges collateral to such Agency to secure its obligations to the Agency under the Servicing Agreement, the FHLMC Acknowledgment Agreement and other agreements, if required by such Agency.

Priority of Payments: As defined in Section 4.04 hereof.

Protected REIT: Any entity that (i) has elected to be taxed as a real estate investment trust pursuant to Section 856 et seq. of the Code, (ii) owns a direct or indirect equity interest in Purchaser, and (iii) is treated for purposes of Section 856 of the Code as owning all or a portion of the assets of the Purchaser or as receiving all or a portion of the Purchaser’s income.

Purchase Price: As defined in Section 4.01 hereof.

Purchaser: As defined in the preamble hereof.

Purchaser Indemnitees: As defined in Section 11.01 hereof.

Qualifying Income: Gross income that is described in Section 856(c)(2) or 856(c)(3) of the Code.

Quarterly Collection Period: As defined in Section 3.03 hereof.

Refinanced Mortgage Loan: A Current Mortgage Loan or a Mortgage Loan that has been refinanced in whole or in part by Seller or an affiliate thereof.

Refinancing Date: The date on which a Current Mortgage Loan or Mortgage Loan is refinanced by Seller or an affiliate thereof.

Refinancing Split Percentage: As defined in Section 3.03 hereof.

REIT Qualification Ruling: As defined in Section 11.01(b) hereof.

REIT Requirements: The requirements imposed on REITs pursuant to Sections 856 through and including 860 of the Code.

Related Collection Period: With respect to an Assignment Date, the Collection Period in the third calendar month prior to such Assignment Date, and with respect to a Mortgage Loan Identification Date, the second calendar month prior to such Mortgage Loan Identification Date.

Related Escrow Accounts: Mortgage Loan escrow/impound accounts maintained by Seller relating to the Mortgage Servicing Rights, including accounts for buydown funds, real estate taxes and MI, flood and hazard insurance premiums.

Release Document: As defined in Section 11.01(b) hereof.

Remaining Expected Total Servicing Spread: As defined in Section 4.03(c) hereof.

Replacement Portfolio: As defined in Section 3.04(a) hereof.

Replacement Shortfall: As defined in Section 3.03 hereof.

Requirement of Law: As to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

Retained Portfolio: As defined in Section 3.04(a) hereof.

Retained Servicing Spread: The rights of Seller, severable from each (and all) of the other rights under the applicable Servicing Agreements, to a percentage of the Total Servicing Spread, which percentage is equal to 100% minus the Future Excess Servicing Spread Percentage.

Sales Proceeds: The proceeds received upon a sale (approved by the Parties) of the Total Servicing Spread, in whole or in part, including through a sale of Mortgage Servicing Rights in accordance with Section 8.12.

Schedule of Mortgage Loans: The list of Mortgage Loans whose Future Excess Servicing Spread has been assigned to Purchaser pursuant to this Agreement and maintained as Exhibit C hereto.

Selection Period: As defined in Section 3.04(b) hereof.

Seller: As defined in the preamble hereof.

Seller Indemnitees: As defined in Section 11.02 hereof.

Servicing: The responsibilities, with respect to servicing the Mortgage Loans, under the Servicing Agreements.

Servicing Agreements: The servicing agreements, as amended from time to time, and any waivers, consent letters, acknowledgments and other agreements under which Seller is the servicer of the Mortgage Loans relating to the Mortgage Servicing Rights and governing the servicing of the Mortgage Loans, or with respect to Mortgage Loans owned by the Seller, the credit and collection standards, policies, procedures and practices of Seller relating to residential mortgage loans owned and serviced by Seller.

Servicing Spread Collections: For each Collection Period, the funds collected on the Mortgage Loans and allocated as the servicing compensation payable to Seller as servicer of the Mortgage Loans with respect to such Collection Period pursuant to the applicable Servicing Agreements, other than Ancillary Income and, for the avoidance of doubt, other than reimbursements received for advances and other out-of-pocket expenditures from an Owner by Seller in accordance with the Servicing Agreements.

Solvent: With respect to any Person as of any date of determination, (a) the value of the assets of such Person is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person as determined in accordance with GAAP, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Third Party Assignee: As defined in Section 12.15 hereof.

Third Party Assignment: As defined in Section 12.15 hereof.

Third Party Future Spread Agreement: As defined in Section 12.15 hereof.

Third Party Claim: As defined in Section 11.01 and Section 11.02, as applicable.

Third Party Controlled Future Spread Custodial Account: The account specified in the Future Spread Custodial Account Control Agreement and maintained by Wells Fargo Bank, National Association, or any successor thereto, or another third party custodian or trustee selected by Purchaser, into which all Servicing Spread Collections, all Sales Proceeds and all Servicing Agreement termination payments in respect of the Mortgage Loans shall be deposited.

Total Servicing Spread: For each Collection Period on and after the Closing Date, the sum of the following: (a) the Servicing Spread Collections received during such Collection Period and remaining after payment of the Base Servicing Fee; (b) all other amounts payable by an Owner to Seller with respect to the Mortgage Servicing Rights for Mortgage Loans, including any termination fees paid by an Owner to Seller for terminating Seller as the servicer of any of the Mortgage Loans, but for the avoidance of doubt, excluding all Ancillary Income and reimbursements received for advances and other out-of-pocket expenditures from an Owner by Seller in accordance with the Servicing Agreements; and (c) all Sales Proceeds received during such Collection Period.

Transaction Documents: The Future Spread Custodial Account Agreement, the Future Spread Custodial Account Control Agreement, the Future Spread Reserve Account Agreement, the Future Spread Reserve Account Control Agreement, the Current Spread Agreement and this Agreement.

UCC: The Uniform Commercial Code as in effect from time to time in the applicable jurisdiction.

Section 1.02 General Interpretive Principles.

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a) The terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(b) Accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

(c) References herein to “Articles,” “Sections,” “Subsections,” “Paragraphs,” and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

(d) A reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(e) The words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

(f) The term “include” or “including” shall mean without limitation by reason of enumeration.

ARTICLE II

ITEMS TO BE DELIVERED

Section 2.01 Items to be Delivered.

(a) On the Agreement Date, subject to the satisfaction of the terms and conditions herein, each of Seller and Purchaser shall deliver or cause to be delivered duly executed copies of the following documents to which they are a party or for which they are otherwise responsible as set forth below:

(i) This Agreement;

(ii) The Current Spread Agreement and all agreements, certificates, opinions and instruments required to be delivered under the Current Spread Agreement on the Agreement Date, if any;

(b) On the Closing Date, subject to the satisfaction of the terms and conditions herein, each of Seller and Purchaser shall deliver or cause to be delivered duly executed copies of the following documents to which they are a party or for which they are otherwise responsible as set forth below:

(i) The executed Future Spread Custodial Account Agreement;

(ii) The executed Future Spread Custodial Account Control Agreement;

(iii) The executed Future Spread Reserve Account Agreement;

(iv) The executed Future Spread Reserve Account Control Agreement;

(v) An Opinion of Counsel of Seller, reasonably acceptable to Purchaser regarding due authorization, authority, and enforceability of the applicable Transaction Documents to which Seller is a party, and regarding no conflicts with other material Seller agreements;

(vi) An Opinion of Counsel of Seller, reasonably acceptable to Purchaser, regarding the characterization of the transfer of the Future Excess Servicing Spread from Seller to Purchaser as a true sale for bankruptcy purposes;

(vii) An Opinion of Counsel of Seller, reasonably acceptable to Purchaser, regarding the perfection of the security interests granted hereunder;

(viii) The duly executed company certificate of Seller required by Section 9.07;

(ix) A certificate of good standing of Seller dated as of a date within five (5) Business Days prior to the Closing Date to be delivered by Seller;

(x) A secretary’s certificate of Seller attaching its organizational documents, board resolutions and incumbency certificates and other evidences of company authority as Purchaser or its counsel may reasonably request, each as required by Section 9.03;

(xi) The duly executed company certificate of Purchaser required by Section 10.05;

(xii) A secretary’s certificate of Purchaser attaching its organizational documents, board resolutions and incumbency certificates and other evidences of company authority as Seller or its counsel may reasonably request, each as required by Section 10.03;

(xiii) A certificate of good standing of Purchaser dated as of a date within five (5) Business Days prior to the Closing Date to be delivered by Purchaser;

(xiv) A draft form of a UCC-1 financing statement relating to the sale of the Future Excess Servicing Spread, in form and substance reasonably acceptable to Purchaser; and

(xv) All agreements, certificates, opinions and instruments required to be delivered under the Current Spread Agreement on the Closing Date.

(c) Seller shall provide Purchaser with executed copies of each Owner Consent, and any amendments thereto, promptly after receipt thereof.

Section 2.02 Grant of Security Interest.

In order to secure Seller’s obligations to deliver the Future Excess Servicing Spread and its obligations hereunder, Seller hereby Grants to Purchaser a valid and continuing first priority and perfected Lien on and security interest in all of Seller’s right, title and interest in, to and under, the Third Party Controlled Future Spread Custodial Account and the Future Spread Reserve Account, together with all amounts deposited therein from time to time and all cash and non-cash proceeds thereof, in each case, whether now owned or existing, or hereafter acquired and arising (the “Collateral”).

ARTICLE III

REPLACEMENT OF MORTGAGE LOANS

Section 3.01 Refinancing and Substitution of Mortgage Loans.

Subject to, and upon the terms and conditions of this Agreement, and, more particularly, the conditions of this ARTICLE III, if Seller or any of its affiliates refinances any Current

Mortgage Loan or Mortgage Loan, it shall designate a residential mortgage loan as a replacement Mortgage Loan pursuant to this ARTICLE III and assign the Future Excess Servicing Spread with respect to such replacement Mortgage Loan on the applicable Assignment Date to Purchaser as provided in this Agreement (such obligations of Seller, the “Future Excess Servicing Spread Assignment Obligation”, and the rights of Purchaser to such Future Excess Servicing Spread, the “Future Excess Servicing Spread Rights”).

Section 3.02 Criteria for Mortgage Loans.

(a) As of the applicable Assignment Date, unless otherwise agreed upon by Seller and Purchaser, either:

(i) The Mortgage Loan shall satisfy the following criteria:

(1) The proceeds of such Mortgage Loan (the “New Mortgage Loan”) were used to repay the Refinanced Mortgage Loan in whole or in part;

(2) All consents, if any, required by the applicable Owner to assign the related Future Excess Servicing Spread with respect to the New Mortgage Loan shall have been obtained;

(3) The servicing fee rate for the New Mortgage Loan is not less than 0.25% per annum; and

(4) The New Mortgage Loan is secured by the same property as the Refinanced Mortgage Loan; or

(ii) if Seller is unable to satisfy the conditions in Section 3.02(a)(i) after using commercially reasonable efforts, Seller shall use its best efforts to substitute the New Mortgage Loan with a Mortgage Loan satisfying the following criteria:

(1) The servicing fee rate (which results in the Servicing Spread Collections) for the Mortgage Loan is equal to or greater than the servicing fee rate of the New Mortgage Loan; provided, however, that if the servicing fee rate of the New Mortgage Loan is less than 0.25% per annum, the servicing fee rate on the Mortgage Loan is not less than 0.25% per annum;

(2) The interest accrual rate per annum on the Mortgage Loan is within 12.5 basis points per annum of the interest accrual rate on the New Mortgage Loan;

(3) The final maturity date of the Mortgage Loan is within six (6) months of the final maturity date of the New Mortgage Loan;

(4) The principal balance of the Mortgage Loan is no less than the principal balance of the Refinanced Mortgage Loan;

(5) The remaining credit characteristics of the Mortgage Loan (other than as specified in clauses (1), (2), (3) and (4) above) are substantially the same as the credit characteristics of the New Mortgage Loan;

(6) The Mortgage Loan is current as of the applicable Assignment Date; and

(7) The Mortgage Loan is not subject to any foreclosure or similar proceeding as of the applicable Assignment Date; is not in process of any modification, workout or other loss mitigation process; and is not involved in litigation.

(b) If a New Mortgage Loan would otherwise meet the criteria set forth in Section 3.02(a)(i) and is still owned by Seller as of the Mortgage Loan Identification Date, in lieu of a substitution pursuant to Section 3.02(a)(ii) above, the Seller may include such New Mortgage Loan as a Mortgage Loan in the Available Portfolio; provided (i) the servicing fee rate for such Mortgage Loan shall be deemed to be 0.30% per annum and (ii) if at any time such Mortgage Loan fails to otherwise meet the criteria set forth in Section 3.02(a)(i) (e.g., the Mortgage Loan is sold to an Agency and Seller is unable to obtain a related Owner Consent), Seller shall be required to substitute a loan for such New Mortgage Loan pursuant to Section 3.02(a)(ii) above.

(c) Notwithstanding the provisions of Section 3.02(a)(ii)(4), Seller shall not be in breach of Section 3.01 on any Assignment Date if, after using best efforts to select residential mortgage loans to substitute New Mortgage Loans pursuant to Section 3.02(a)(ii), the aggregate outstanding principal balance of the residential mortgage loans in the Available Portfolio as of such Assignment Date is equal to or greater than 90% of the aggregate outstanding principal balance of the New Mortgage Loans during the Related Collection Period as measured on their respective Refinancing Date.

Section 3.03 Refinancing Incentives.

For any Assignment Date beginning with the Assignment Date in the sixth calendar month after the Closing Date and subject to Section 3.04, Seller’s Future Excess Servicing Spread Assignment Obligation shall be reduced by the Maximum Retained Refinancing Loan Amount for such Assignment Date. For purposes of this Section 3.03, the following definitions shall apply:

Replacement Shortfall: With respect to any Assignment Date and the Related Collection Period, the aggregate outstanding principal balance of the New Mortgage Loans that were originated by Seller or an affiliate thereof during the Related Collection Period as measured on their respective Refinancing Date, minus the aggregate outstanding principal balance of the residential mortgage loans in the Available Portfolio as of such Assignment Date.

Excess Refinancing Percentage: With respect to any Assignment Date, a percentage equal to the excess, if any, of (a) a fraction, expressed as a percentage, the numerator of which is equal to the aggregate principal balance of New

Mortgage Loans that were originated by Seller or an affiliate thereof over the Related Collection Period and the two Collection Periods immediately prior to such Related Collection Period (the “Quarterly Collection Period”) as measured on their respective Refinancing Date, minus the aggregate Replacement Shortfall over such Quarterly Collection Period, and the denominator of which is the aggregate principal balance of all Mortgage Loans that voluntarily prepaid in full over the Quarterly Collection Period (measured as of the date of such prepayment), over (b) 35%.

Refinancing Split Percentage: With respect to any Assignment Date, the Refinancing Split Percentage shown in the column of the table below corresponding to the Excess Refinancing Percentage therein:

Three Month Average Recapture Percentage	Excess Refinancing Percentage	Refinancing Split Percentage
35% or Less	0%	0%
> 35%, <= 40%	>0.00% and <=5.00%	25%
> 40%, <= 45%	>5.00% and <=10.00%	30%
> 45%, <= 50%	>10.00% and <=15.00%	35%
> 50%, <= 55%	>15.00% and <=20.00%	40%
> 55%, <= 60%	>20.00% and <=25.00%	45%
Greater than 60%	>25.00%	50%

Maximum Retained Refinancing Loan Amount: With respect to any Assignment Date, an amount, not less than zero, equal to the sum of (a) the product of (i) the Refinancing Split Percentage, if any, applicable to such Assignment Date, (ii) the Excess Refinancing Percentage applicable to such Assignment Date and (iii) the aggregate principal balance of New Mortgage Loans that were refinanced with Seller or an affiliate thereof during the Related Collection Period, plus (b) the Carryover Retained Amount, minus (c) the applicable Replacement Shortfall.

Carryover Retained Amount: With respect to any Assignment Date beginning with the Assignment Date in the seventh calendar month after the Closing Date, the excess, if any, of the Maximum Retained Refinancing Loan Amount for the prior Assignment Date over the aggregate outstanding principal balance of the Mortgage Loans that were retained by Seller pursuant to this Section 3.03 on the prior Assignment Date.

Section 3.04 Selection Procedures.

(a) Not later than the Mortgage Loan Identification Date, Seller shall (i) notify Purchaser of the identity of each Current Mortgage Loan and each Mortgage Loan that became a Refinanced Mortgage Loan during the Related Collection Period, (ii) calculate the Excess Refinancing Percentage, the Refinancing Split Percentage, the Maximum Retained Refinancing Loan Amount and the Carryover Retained Amount for the following Assignment

Date, and notify Purchaser of such amounts in writing, (iii) provide Purchaser with a list of potential Mortgage Loans (the “Available Portfolio”), selected on the basis that the Excess Refinancing Percentage is equal to zero, and (iv) provide Purchaser with a list of residential mortgage loans selected from the Available Portfolio to be designated as Mortgage Loans (the “Replacement Portfolio”) on the following Assignment Date and a list of residential mortgage loans selected from the Available Portfolio to be excluded from the pool of Mortgage Loans (the “Retained Portfolio”) on the following Assignment Date in accordance with Section 3.03.

(b) Purchaser may submit an objection to the proposed Available Portfolio, the proposed Replacement Portfolio or the proposed Retained Portfolio not later than five (5) Business Days following receipt of the notice of the proposed portfolios pursuant to Section 3.04(a). If Purchaser submits an objection, Seller and Purchaser shall work together in good faith over the next five (5) Business Days (the “Selection Period”) to mutually agree on the Replacement Portfolio and the Retained Portfolio. During the Selection Period, Seller may suggest alternative Mortgage Loans that meet the criteria of Section 3.02. If Seller and Purchaser are unable to agree on a Replacement Portfolio and a Retained Portfolio (if applicable) by close of business on the Business Day prior to the Assignment Date, Seller and Purchaser may modify the percentages in the definitions of Future Excess Servicing Spread and Retained Servicing Spread and in the Priority of Payments, as applicable, to reflect the relative values that Seller and Purchaser would have had in the Future Excess Servicing Spread and Retained Servicing Spread but for the inability of Seller and Purchaser to mutually agree on such portfolios.

(c) Unless mutually agreed upon by Seller and Purchaser, the Retained Portfolio and the Replacement Portfolio with respect to any Assignment Date shall satisfy the following criteria:

(i) The aggregate outstanding principal balance of the residential mortgage loans in the Retained Portfolio shall not exceed the Maximum Retained Refinancing Loan Amount;

(ii) The weighted average servicing fee rate for the residential mortgage loans in the Retained Portfolio shall be substantially equal to the weighted average servicing fee rate for the Mortgage Loans in the Replacement Portfolio;

(iii) The weighted average interest accrual rate per annum of the residential mortgage loans in the Retained Portfolio shall be within 12.5 basis points per annum of the weighted average interest rate of the Mortgage Loans in the Replacement Portfolio;

(iv) The weighted average final maturity date of the residential mortgage loans in the Retained Portfolio shall be within six (6) months of the weighted average final maturity date of the Mortgage Loans in the Replacement Portfolio; and

(v) The remaining credit characteristics of the pool of residential mortgage loans in the Retained Portfolio (other than as specified in clauses (ii), (iii) and (iv) above) shall be substantially the same as the credit characteristics of the pool of Mortgage Loans in the Replacement Portfolio.

(d) Exhibit B provides an example of the calculations to be made pursuant to this Section 3.04.

Section 3.05 Assignment of Future Excess Servicing Spread.

Subject to the satisfaction of the terms and conditions in this Agreement, on each Assignment Date, Seller shall execute and deliver an Assignment Agreement for the Future Excess Servicing Spread to be assigned on such Assignment Date with respect to the Mortgage Loans included in the applicable Replacement Portfolio; provided, however, that

(a) Purchaser shall be entitled to all Future Excess Servicing Spread and Seller shall be entitled to all Retained Servicing Spread arising with respect to each such Mortgage Loan on and after the Refinancing Date with respect to the related Refinanced Mortgage Loan,

(b) Seller shall deposit all Servicing Spread Collections received with respect to such Mortgage Loans on and after the Refinancing Date with respect to the related Refinanced Mortgage Loans into the Third Party Controlled Future Spread Custodial Account not later than the Assignment Date, and

(c) for each Mortgage Loan that was originated on or after the Refinancing Date of the related Refinanced Mortgage Loan, Seller shall deposit all Servicing Spread Collections with respect to amounts prepaid at the time of closing of such Mortgage Loan, if applicable, into the Third Party Controlled Future Spread Custodial Account not later than the Assignment Date.

ARTICLE IV

PAYMENTS AND DISTRIBUTIONS

Section 4.01 Purchase Price.

In full consideration for Purchaser’s right to receive any Future Excess Servicing Spread assigned to Purchaser, and upon the terms and conditions of this Agreement, Purchaser shall pay to Seller an amount (the “Purchase Price”) that shall be determined by the Parties on the Closing Date in accordance with Section 3.01 of the Current Spread Agreement.

Section 4.02 Payments by Purchaser.

Payments shall be made by Purchaser to Seller by wire transfer of immediately available funds, to an account designated by Seller.

Section 4.03 Accounts.

(a) Lockbox Account. Seller shall inform the Mortgagors of Mortgage Loans to remit their mortgage payments to the Lockbox Account. Payments of all Servicing Spread Collections received on and after the first Assignment Date shall be transferred from the Lockbox Account to the Third Party Controlled Future Spread Custodial Account within one (1) Business Day of receipt and identification thereof and in any event, within two (2) Business Days of receipt thereof.

(b) Third Party Controlled Future Spread Custodial Account.

(i) The Third Party Controlled Future Spread Custodial Account will be established with Wells Fargo Bank, National Association or with such other third party custodian or trustee selected by Purchaser, for the sole purpose of receiving and disbursing all Servicing Spread Collections, Sales Proceeds and Servicing Agreement termination payments with respect to the Mortgage Loans. The Third Party Controlled Future Spread Custodial Account will be established pursuant to the Future Spread Custodial Account Control Agreement with respect to which Purchaser is an Entitlement Holder with Control. So long as permitted by the Future Spread Custodial Account Control Agreement, Seller may direct the disposition of funds in the Third Party Controlled Future Spread Custodial Account strictly in accordance with the Priority of Payments. Upon any material breach of a representation, warranty or covenant by Seller hereunder, Purchaser may elect to exercise Control over the Third Party Controlled Future Spread Custodial Account. Seller agrees to take all actions reasonably necessary, including the filing of appropriate financing statements, to protect Purchaser’s interest in the Third Party Controlled Future Spread Custodial Account.

(ii) Seller shall inform each Owner to remit the applicable portion of any Servicing Agreement termination payments payable with respect to the Mortgage Loans directly to the Third Party Controlled Future Spread Custodial Account. Any termination payment to be directed to the Third Party Controlled Future Spread Custodial Account shall be equal to the pro rata amount by which the Mortgage Loans affected by such termination bear to all mortgage loans of Seller affected by such termination, based upon the method in which such termination payments are calculated in accordance with the applicable Servicing Agreement.

(iii) If Seller is to receive any Sales Proceeds, Seller shall direct the Person making such payments to deposit such payments into the Third Party Controlled Future Spread Custodial Account.

(iv) If Seller receives any amounts required to be deposited into the Third Party Controlled Future Spread Custodial Account in error, Seller shall promptly remit such funds to the Third Party Controlled Future Spread Custodial Account.

(c) Future Spread Reserve Account. The Future Spread Reserve Account will be established with Wells Fargo Bank, National Association or with such other third party custodian or trustee selected by Purchaser. The Future Spread Reserve Account will be established pursuant to the Future Spread Reserve Account Control Agreement with respect to which Purchaser is an Entitlement Holder with Control. So long as permitted by the Future Spread Reserve Account Control Agreement, Seller may direct the disposition of funds in the Future Spread Reserve Account strictly in accordance with Section 4.05. Seller agrees to take all actions reasonably necessary, including the filing of appropriate financing statements, to protect Purchaser’s interest in the Future Spread Reserve Account.

If at any time Seller’s Consolidated Tangible Net Worth falls below the sum of (x) $250,000,000 and (y) 50% of the proceeds from any issuance of equity on or after the Agreement Date by Seller, Nationstar Mortgage Holdings Inc. or any of Seller’s consolidated subsidiaries or if Seller (considered together with its consolidated subsidiaries) defaults in any indebtedness in excess of $10,000,000 (individually or in the aggregate) (each, a “Future Spread Reserve Account Deposit Event”), Seller shall immediately notify Purchaser in writing that a Future Spread Reserve Account Deposit Event has occurred. On each Distribution Date upon which a Future Spread Reserve Account Deposit Event has occurred and is continuing, Seller shall be required to transfer funds in the Third Party Controlled Future Spread Custodial Account to the Future Spread Reserve Account in accordance with the Priority of Payments until the amount of funds in the Future Spread Reserve Account is equal to the Future Spread Reserve Account Required Amount. The “Future Spread Reserve Account Required Amount” is equal to 25% of the fair market value as of the date the Future Spread Reserve Account Deposit Event that is then-continuing first occurred of the Total Servicing Spread expected to be paid over the expected remaining life of the Mortgage Loans (the “Remaining Expected Total Servicing Spread”) determined in accordance with the following paragraph. Seller shall immediately notify Purchaser in writing if a Future Spread Reserve Account Deposit Event is no longer continuing. Any funds in the Future Spread Reserve Account in excess of the Future Spread Reserve Account Required Amount shall be released to Seller.

For purposes of determining the fair market value of the Remaining Expected Total Servicing Spread, Purchaser shall submit its claim for determination of the fair market value of the Remaining Expected Total Servicing Spread, together with such back-up information it deems appropriate to justify such fair market value (which value shall be considered the fair market value of the Remaining Expected Total Servicing Spread for purposes of calculating the Future Spread Reserve Account Required Amount until the final determination of such fair market value in accordance with this paragraph). Within five (5) Business Days of Seller’s receipt of such determination, Seller shall notify Purchaser in writing of its acceptance or any objection to such determination of such fair market value, and if Seller objects to such determination, together with its own determination of such fair market value and any back-up information as it deems appropriate to justify such fair market value (an “Objection Notice”). In the event an Objection Notice is delivered, the parties shall negotiate in good faith a resolution to such objection. In the event that Seller and Purchaser are unable to resolve such objection within five (5) Business Days of the delivery of such Objection Notice, Seller and Purchaser shall appoint a mutually acceptable nationally recognized valuation expert to determine such fair market value of the Remaining Expected Total Servicing Spread. The determination of such valuation expert shall be binding on Seller and Purchaser and the fees of such valuation expert shall be borne by Seller.

Section 4.04 Priority of Payments.

On each Business Day, subject to the terms and conditions of the Future Spread Custodial Account Control Agreement, Seller (or, after the delivery of an access termination notice pursuant to the Future Spread Custodial Account Control Agreement, Purchaser) will direct the Bank to apply the monies in the Third Party Controlled Future Spread Custodial Account in the following order of priority (the “Priority of Payments”), in every case, after giving effect to each prior item in the Priority of Payments on such Business Day:

(a) first, from amounts in the Third Party Controlled Future Spread Custodial Account attributable to Servicing Agreement termination payments made by an Owner with respect to any Mortgage Loans, pro rata, (A) the Future Excess Servicing Spread Percentage of such termination payments to Purchaser, and (B) the Retained Excess Servicing Spread Percentage of such termination payments to Seller; provided, that (I) prior to the distribution to Purchaser of any termination payments pursuant to clause (A), such termination payments shall be applied to the payment of any indemnity payments then due and payable to a Seller Indemnitee pursuant to Section 11.02, and (II) prior to the distribution to Seller of any termination payments pursuant to clause (B), such termination payments shall be applied first, to the payment of any indemnity payments then due and payable to a Purchaser Indemnitee pursuant to Section 11.01 and second, for deposit to the Future Spread Reserve Account to the extent necessary to cause the amount of funds on deposit in the Future Spread Reserve Account to equal the Future Spread Reserve Account Required Amount;

(b) second, on any Business Day from and including the first Business Day of a calendar month to but excluding the Distribution Date in such calendar month, at the option of Seller, the Base Servicing Fee payable with respect to a prior Collection Period for the Mortgage Loans to Seller;

(c) third, on each Distribution Date, to the extent not previously paid to Seller in accordance with Section 4.04(b), any accrued and unpaid Base Servicing Fee to Seller;

(d) fourth, on each Distribution Date, pro rata, (A) to Purchaser, any Future Excess Servicing Spread for the prior Collection Period (other than the portion thereof consisting of termination payments made pursuant to Section 4.04(a)); and (B) to Seller, any Retained Servicing Spread for the prior Collection Period (other than the portion thereof consisting of termination payments made pursuant to Section 4.04(a)); provided, that (I) prior to the distribution to Purchaser of any Future Excess Servicing Spread pursuant to clause (A), the Future Excess Servicing Spread shall be applied to the payment of any indemnity payments then due and payable to a Seller Indemnitee pursuant to Section 11.02, and (II) prior to the distribution to Seller of any Retained Servicing Spread pursuant to clause (B), the Retained Servicing Spread shall be applied first, to the payment of any indemnity payments then due and payable to a Purchaser Indemnitee pursuant to Section 11.01 and second, for deposit to the Future Spread Reserve Account to the extent necessary to cause the amount of funds on deposit in the Future Spread Reserve Account to equal the Future Spread Reserve Account Required Amount; and

(e) fifth, on each Distribution Date, to Seller, any other amounts remaining on deposit in the Third Party Controlled Future Spread Custodial Account.

All payments to Purchaser or Seller shall be made by wire transfer of immediately available funds to an account designated by Purchaser or Seller, as applicable.

Section 4.05 Withdrawals from the Future Spread Reserve Account.

On any Business Day, at the instruction of Purchaser, Seller shall direct the Bank to apply funds in the Future Spread Reserve Account, if any, to the payment of indemnity payments payable to a Purchaser Indemnitee pursuant to Section 11.01. If on any Business Day a Future Spread Reserve Account Deposit Event is not then continuing and all outstanding indemnity payments payable to Purchaser Indemnitees have been paid in full, Seller may direct the Bank to distribute any remaining funds in the Future Spread Reserve Account to, or as directed by, Seller. If there are any funds remaining in the Future Spread Reserve Account after the Future Excess Servicing Spread and all indemnity payments payable to Purchaser Indemnitees have been paid in full, Seller shall direct the Bank to distribute such remaining funds to, or as directed by, Seller.

Section 4.06 Payment to Seller of Base Servicing Fee.

(a) Seller shall be entitled to payment of the Base Servicing Fee only to the extent funds are available therefor in the Third Party Controlled Future Spread Custodial Account in accordance with the Priority of Payments. Under no circumstances shall Purchaser be liable to Seller for payment of the Base Servicing Fee. In the event servicing of the Mortgage Loans is transferred to sub-servicers for any reason, the servicing fees and expenses of such sub-servicers shall be paid by Seller and in no event will the amount of Servicing Spread Collections or termination payments otherwise allocable to the Future Excess Servicing Spread be reduced due to the payment of sub-servicing fees and expenses.

(b) The Base Servicing Fee with respect to a Mortgage Loan shall begin to accrue as of the Collection Period prior to the applicable Assignment Date. In no event shall Base Servicing Fees accrue concurrently on any day for a Refinanced Mortgage Loan and for a Mortgage Loan.

Section 4.07 Correction of Principal Balance Error.

If, subsequent to the payment of any amounts due hereunder to either party, the outstanding principal balance of any Mortgage Loan is found to be in error, the party benefiting from the error shall pay an amount sufficient to correct and reconcile such amounts and shall provide a reconciliation statement and other such documentation to reasonably satisfy the other party concerning the accuracy of such reconciliation. Such amounts shall be paid by the proper party within ten (10) Business Days from receipt of satisfactory written verification of amounts due.

Section 4.08 Intent and Characterization.

(a) Seller and Purchaser intend that the assignments of the Future Excess Servicing Spread pursuant to this Agreement and each Assignment Agreement constitute valid sales of such Future Excess Servicing Spread from Seller to Purchaser, conveying good title thereto free and clear of any Lien other than Permitted Liens, and that the beneficial interest in and title to such Future Excess Servicing Spread not be part of Seller’s estate in the event of the bankruptcy of Seller. Seller and Purchaser intend and agree to treat the transfer and assignment of the Future Excess Servicing Spread as an absolute sale for tax purposes, and as an absolute and complete conveyance of title for property law purposes. Except for financial accounting purposes, neither party intends the transactions contemplated hereby to be characterized as a loan from Purchaser to Seller.

(b) In the event (but only in the event) that the conveyance of the Future Excess Servicing Spread is characterized by a court or governmental authority as security for a loan rather than a sale, Seller will be deemed to have granted to Purchaser, and Seller hereby grants to Purchaser, a security interest in all of its right, title and interest in, to and under the Future Excess Servicing Spread and all proceeds thereof as security for a loan in an amount equal to the Purchase Price (as defined in the Current Spread Agreement).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to Purchaser to enter into this Agreement, Seller represents and warrants to Purchaser as of the Agreement Date, the Closing Date and as of each Assignment Date as follows (or as of the date specified below, as applicable):

Section 5.01 Due Organization and Good Standing.

Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller is qualified to transact business in each jurisdiction in which such qualification is deemed necessary to service the Mortgage Loans. Seller has, in full force and effect (without notice of possible suspension, revocation or impairment), all required permits, approvals, licenses, and registrations to conduct all activities in all states in which its activities with respect to the Mortgage Loans or the Mortgage Servicing Rights require it to be licensed, registered or approved in order to service the Mortgage Loans and own the Mortgage Servicing Rights, unless the failure to obtain such permits, approvals, licenses and registrations would not reasonably be expected to have a material adverse effect on Seller’s ability to perform its obligations under this Agreement or the other Transaction Documents to which it is a party.

Section 5.02 Authority and Capacity.

Seller has all requisite limited liability company power, authority and capacity to enter into this Agreement and each other Transaction Document to which it is a party and to perform the obligations required of it hereunder and thereunder. The execution and delivery of this Agreement and each other Transaction Document and the consummation of the transactions contemplated hereby and thereby have each been duly and validly authorized by all necessary limited liability company action. This Agreement and each other Transaction Document to which it is a party has been duly executed and delivered by Seller. This Agreement constitutes, and each other applicable Transaction Document to which Seller is a party constitutes or will constitute, a valid and legally binding agreement of Seller enforceable in accordance with its terms, and no offset, counterclaim or defense exists to the full performance by Seller of this Agreement or such other Transaction Document, except as the same may be limited by bankruptcy, insolvency, reorganization and similar laws affecting the enforcement of creditors’ rights generally and by general equity principles.

Section 5.03 Owner Consents.

Prior to an Assignment Date, Seller has obtained all necessary and applicable Owner Consents.

Section 5.04 Title to the Mortgage Servicing Rights.

As of an Assignment Date, Seller will be the lawful owner of the Mortgage Servicing Rights, will be responsible for the maintenance of the Related Escrow Accounts, and will have the sole right and authority to transfer the Future Excess Servicing Spread as contemplated hereby. The transfer, assignment and delivery of the Future Excess Servicing Spread shall be free and clear of any and all claims, charges, defenses, offsets, Liens and encumbrances of any kind or nature whatsoever other than Permitted Liens.

Section 5.05 Effective Agreements.

The execution, delivery and performance of this Agreement and each other Transaction Document by Seller, compliance with the terms hereof and thereof and the consummation of the transactions contemplated hereby and thereby did not, and will not, violate, conflict with, result in a breach of, constitute a default under, be prohibited by or require any additional approval under its certificate of formation or limited liability company agreement, any instrument or agreement to which it is a party or by which it is bound or which affects the Future Excess Servicing Spread, or any state or federal law, rule or regulation or any judicial or administrative decree, order, ruling or regulation applicable to it or to the Future Excess Servicing Spread.

Section 5.06 No Accrued Liabilities.

There are no accrued liabilities of Seller with respect to the Mortgage Loans or the Mortgage Servicing Rights or circumstances under which such accrued liabilities will arise against Purchaser as purchaser of the Future Excess Servicing Spread.

Section 5.07 Seller/Servicer Standing.

As of the applicable Assignment Date, Seller is approved by each applicable Agency as a seller/servicer in good standing with the requisite financial criteria and adequate resources to complete the transactions contemplated hereby on the conditions stated herein. No event has occurred, including but not limited to a change in insurance coverage, which would make Seller unable to comply with the applicable Agency eligibility requirements or which would require notification to the applicable Agency. Furthermore, if at any time prior to the termination of this Agreement, Seller is unable to comply with any of the applicable Agency eligibility requirements, it shall immediately notify Purchaser that it is no longer an approved seller/servicer of mortgage loans for such Agency.

Section 5.08 MERS Membership.

Seller is a member in good standing under the MERS system or another similar system reasonable acceptable to the Purchaser.

Section 5.09 Owner Set-off Rights.

Seller has no actual notice, including any notice received from an Owner, or any reason to believe, that, other than in the normal course of Seller’s business, any circumstances exist that would result in Seller being liable to an Owner for any amount due by reason of: (i) any breach of servicing obligations or breach of mortgage selling warranty to an Owner under servicing agreements relating to Seller’s entire servicing portfolio for such Owner (including any unmet mortgage repurchase obligation), (ii) any unperformed obligation with respect to mortgage loans that Seller is servicing for an Owner under the regular servicing option or other mortgages subject to recourse agreements, (iii) any loss or damage to an Owner by reason of any inability to transfer to a purchaser of the servicing rights Seller’s selling and servicing representations, warranties and obligations, or (iv) any other unmet obligations to an Owner under a servicing contract relating to Seller’s entire servicing portfolio with such Owner.

Section 5.10 Ability to Perform; Solvency.

Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. Seller is Solvent and the sale of the Future Excess Servicing Spread will not cause Seller to become insolvent. The sale of the Future Excess Servicing Spread is not undertaken to hinder, delay or defraud any of the creditors of Seller. The consideration received by Seller upon the sale of the Future Excess Servicing Spread constitutes fair consideration and reasonably equivalent value therefor.

Section 5.11 Obligations with Respect to Origination.

Seller shall remain liable for all obligations with respect to the origination of each Mortgage Loan and, if applicable, for all obligations with respect to the sale of such Mortgage Loan to the applicable Owner.

Section 5.12 No Actions.

There have not been commenced or, to the best of Seller’s knowledge, threatened any action, suit or proceeding which will likely materially and adversely affect the consummation of the transactions contemplated by any Transaction Document.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES AS TO MORTGAGE LOANS AND SERVICING

As further inducement to Purchaser to enter into this Agreement, Seller represents and warrants to Purchaser, as of each Assignment Date (or as of the date specified below, as applicable), as follows:

Section 6.01 Servicing Agreements; Applicable Laws.

Seller, the originator of the Mortgage Loan and each prior owner of the Mortgage Servicing Rights has each performed its obligations in all material respects in accordance with the terms of the related Mortgage Note, Mortgage, Servicing Agreements and Applicable Law.

Section 6.02 Related Escrow Accounts.

All Related Escrow Accounts are being, and have been, maintained in accordance with Applicable Law and in accordance with the Servicing Agreements and the terms of the related Mortgages and other Mortgage Loan documents; and, except as to payments which are past due under Mortgage Notes, all balances required by the Mortgages or other Mortgage Loan Documents to be paid to Seller for the account of the Mortgagors are on deposit in the appropriate Related Escrow Account.

Section 6.03 No Purchaser Responsibility.

Purchaser shall have no responsibility, liability or other obligation whatsoever under any Servicing Agreement or with respect to any Mortgage Loan, or to make any advance thereunder, or to pay any servicing fees.

Section 6.04 Location of Credit Files.

All of the Mortgage Loan Documents are held by either Custodians or Seller, as the case may be, in the locations specified in Exhibit F, unless temporarily removed for enforcement purposes in the normal course of servicing. Seller will notify Purchaser in writing of any changes in locations of the Mortgage Loan Documents in Exhibit F.

Section 6.05 Representations Concerning the Future Excess Servicing Spread.

(a) Seller has not assigned, pledged, conveyed, or encumbered the Future Excess Servicing Spread to any other Person (other than Permitted Liens) and immediately prior to the sale of the Future Excess Servicing Spread, Seller was the sole owner of the Future Excess Servicing Spread and had good and marketable title thereto (subject to the rights of the applicable Owner under the Servicing Agreements), free and clear of all Liens (other than Permitted Liens), and no Person, other than Purchaser, has any Lien (other than Permitted Liens) on the Future Excess Servicing Spread. No security agreement, financing statement, equivalent security or lien instrument or continuation statement covering all or any part of the Future Excess Servicing Spread which has been signed by Seller or which Seller has authorized any other Person to sign or file or record, is on file or of record with any public office, except such as may have been terminated or filed by or on behalf of Purchaser.

(b) The sale and grant of a security interest by Seller to Purchaser of and on the Future Excess Servicing Spread does not and will not violate any Requirement of Law, the effect of which violation is to render void or voidable such assignment.

(c) As contemplated under Section 4.08(b), upon the filing of financing statements on Form UCC-1 naming Purchaser as “Secured Party” and Seller as “Debtor”, and describing the Future Excess Servicing Spread, in the jurisdictions and recording offices listed on Exhibit J attached hereto, the security interests granted hereunder in the Future Excess Servicing Spread will constitute perfected first priority security interests under the UCC in all right, title and interest of Purchaser in, to and under the Future Excess Servicing Spread.

(d) Purchaser has and will continue to have the full right, power and authority to pledge the Future Excess Servicing Spread, and the Future Excess Servicing Spread may be further assigned without any requirement, in each case, subject only to applicable Owner Consents.

(e) Each Servicing Agreement (other than with respect to Mortgage Loans owned by Seller) constitutes an Eligible Servicing Agreement.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF PURCHASER

As an inducement to Seller to enter into this Agreement, Purchaser represents and warrants to Seller as of the Agreement Date, the Closing Date and as of each Assignment Date as follows (or as of the date specified below, as applicable):

Section 7.01 Due Organization and Good Standing.

Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser is qualified to transact business in each jurisdiction in which such qualification is deemed necessary.

Section 7.02 Authority and Capacity.

Purchaser has all requisite limited liability company power, authority and capacity to enter into this Agreement and each other Transaction Document to which it is a party and to perform the obligations required of it hereunder and thereunder. The execution and delivery of this Agreement and each other Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have each been duly and validly authorized by all necessary limited liability company action. This Agreement and each other Transaction Document to which it is a party has been duly executed and delivered by Purchaser. This Agreement constitutes, and each other applicable Transaction Document to which Purchaser is a party constitutes or will constitute, a valid and legally binding agreement of Purchaser enforceable in accordance with its terms, and no offset, counterclaim or defense exists to the full performance by Purchaser of this Agreement or such other Transaction Document, except as the same may be limited by bankruptcy, insolvency, reorganization and similar laws affecting the enforcement of creditors’ rights generally and by general equity principles.

Section 7.03 Effective Agreements.

The execution, delivery and performance of this Agreement and each other Transaction Document to which it is a party by Purchaser, its compliance with the terms hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not violate, conflict with, result in a breach of, constitute a default under, be prohibited by or require any additional approval under its certificate of formation or limited liability company agreement, any instrument or agreement to which it is a party or by which it is bound, or any state or federal law, rule or regulation or any judicial or administrative decree, order, ruling or regulation applicable to it, in each case which violation, conflict, breach or requirement would reasonably be expected to have a material adverse effect on Purchaser’s ability to perform its obligations under this Agreement and any other Transaction Document to which it is a party.

Section 7.04 Sophisticated Investor.

Purchaser is a sophisticated investor and its decision to acquire the Future Excess Servicing Spread is based upon Purchaser’s own independent experience, knowledge and evaluation of this transaction. Purchaser has relied solely on such experience, knowledge and evaluation and has not relied on any oral or written information provided by Seller other than the representations and warranties made by Seller herein.

Section 7.05 No Actions

There shall not have been commenced or, to the best of Purchaser’s knowledge, threatened any action, suit or proceeding against the Purchaser that will likely materially and adversely affect the consummation of the transactions contemplated hereby.

ARTICLE VIII

SELLER COVENANTS

Seller covenants and agrees as follows:

Section 8.01 Servicing Obligations.

(a) Seller shall pay, perform and discharge all liabilities and obligations relating to the Servicing, including all liabilities and obligations under the Mortgage Loan Documents, Applicable Law and the Servicing Agreements; and shall pay, perform and discharge all the rights, obligations and duties with respect to the Related Escrow Accounts as required by the Servicing Agreements, the Mortgage Loan Documents, all Applicable Law and, with respect to any Mortgage Loans owned by an Agency, such Agency.

(b) Under no circumstances shall Purchaser be responsible for the Servicing acts and omissions of Seller or any other servicer or any originator of the Mortgage Loans, or for any servicing related obligations or liabilities of any servicer in the Servicing Agreements or of any Person under the Mortgage Loan Documents, or for any other obligations or liabilities of Seller.

(c) Upon termination of any Servicing Agreement, Seller shall remain liable to Purchaser and the applicable Owner for all liabilities and obligations incurred by the servicer or its designee while Seller or its designee was acting as the servicer thereunder.

Section 8.02 Cooperation.

Seller shall cooperate with and assist Purchaser, as reasonably requested, in carrying out the purposes of this Agreement. Seller will cooperate and assist Purchaser, as reasonably requested and at the reasonable expense of Purchaser (except as provided in Section 12.01), in obtaining consents from any Owner as may be required or advisable to assign, transfer, deliver, hypothecate, pledge, subdivide, finance or otherwise deal with the Future Excess Servicing Spread. If Seller is terminated under any Servicing Agreement, Seller shall cooperate fully and at its own expense in transferring such Servicing. If Purchaser assigns its Future Excess Servicing Rights or its other rights under this Agreement to a Third Party Assignee, Seller will cooperate and assist any Third Party Assignee in drafting and entering into a Third Party Future Spread Agreement in accordance with Section 12.15.

Section 8.03 Financing Statements.

Seller hereby authorizes the filing of any financing statements or continuation statements, and amendments to financing statements, in any jurisdictions and with any filing offices as Purchaser may determine, in its sole discretion, are necessary or advisable to perfect the sale of the Future Excess Servicing Spread and the security interests granted to Purchaser in connection herewith. Seller agrees to execute financing statements in form reasonably acceptable to Purchaser and Seller at the request of Purchaser in order to reflect Purchaser’s interest in the Future Excess Servicing Spread, the Third Party Controlled Future Spread Custodial Account and the Future Spread Reserve Account.

Section 8.04 Supplemental Information.

From time to time after the applicable Assignment Date with respect to each Mortgage Loan, Seller promptly shall furnish Purchaser such incidental information, which is reasonably available to Seller, supplemental to the information contained in the documents and schedules delivered pursuant to this Agreement, as may reasonably be requested to monitor performance of the Mortgage Loans and the payment of the Future Excess Servicing Spread.

Section 8.05 Access to Information.

From time to time, at such times as are reasonably convenient to Seller, Purchaser or its designees may conduct audits or visit and inspect any of the Mortgage Loans or places where the Credit Files or servicing operations are located, to examine the Credit Files, internal controls and procedures maintained by Seller and its agents, and take copies and extracts therefrom, and to discuss Seller’s affairs with its officers, employees and, upon notice to Seller, independent accountants. Seller hereby authorizes such officers, employees and independent accountants to discuss with Purchaser the affairs of Seller. Any audit provided for herein will be conducted in accordance with Seller’s rules respecting safety and security on its premises, in accordance with applicable privacy and confidentiality laws and without materially disrupting operations.

Section 8.06 Home Affordable Modification Program.

With respect to any Mortgage Loans that have been modified or that are or will be in a modification trial period as part of the U.S. Department of the Treasury’s Home Affordable Modification Program (“HAMP”) (such Mortgage Loans, the “HAMP Loans”), Seller represents and warrants that it will continue to service such HAMP Loan in accordance with the HAMP terms, and shall ensure the timely compliance and filing of any appropriate HAMP documentation with the applicable regulator.

Section 8.07 Distribution Date Data Tapes and Reports.

Seller shall deliver the following to Purchaser two (2) Business Days prior to each Distribution Date:

(a) An Electronic Data File in form and substance acceptable to Purchaser containing, for each Current Mortgage Loan and each Mortgage Loan, principal, interest and Servicing Spread Collections, and delinquency status (i.e. 30, 60, 90, FCL, REO) as of the last day of the prior Collection Period;

(b) A Summary Activity Report with respect to each of the pool of Current Mortgage Loans and the pool of Mortgage Loans with respect to the prior Collection Period containing:

(i) Aggregate beginning principal balance as of the first and last date of the Collection Period,

(ii) Aggregate regular principal collected,

(iii) Aggregate noncash principal,

(iv) Aggregate interest collected,

(v) Aggregate liquidation principal,

(vi) Aggregate curtailments,

(vii) Liquidations,

(viii) Short sales,

(ix) Aggregate principal balance of Refinanced Mortgage Loans, and (1) for each Refinanced Mortgage Loan, the principal balance, the applicable servicing spread, the final maturity date, the mortgage interest rate, the loan-to-value ratio and the FICO score, and (2) for each Current Mortgage Loan and each Mortgage Loan that was refinanced by a lender other than Seller or an affiliate thereof, to the extent such information is known to Seller in the ordinary course of business and the collection and delivery of such information does not impose any additional and undue burden on Seller, the name of such lender and the mortgage interest rate of the newly originated residential mortgage loan;

(c) A Delinquency Report with respect to the Current Mortgage Loans and Mortgage Loans containing:

(i) The aggregate outstanding principal balance of the pool of Current Mortgage Loans and the pool of Mortgage Loans and percentages of the aggregate outstanding principal balance of the pool of Current Mortgage Loans and the pool of Mortgage Loans in each of the following categories as of the last day of the prior Collection Period:

(1) Non-delinquent Mortgage Loans,

(2) 0-29 days delinquent,

(3) 30-59 days delinquent,

(4) 60-89 days delinquent,

(5) 90 days or more delinquent,

(6) Current Mortgage Loans and Mortgage Loans in Foreclosure,

(7) Current Mortgage Loans and Mortgage Loans with respect to which the related Mortgaged Properties have become real estate owned properties, and

(8) Current Mortgage Loans and Mortgage Loans in which the Mortgagor is in bankruptcy;

(ii) For each of the above categories, a roll report showing the migration of Current Mortgage Loans and Mortgage Loans in such category from the last day of the second prior Collection Period;

(d) A Disbursement Report for such Distribution Date containing:

(i) The Servicing Spread Collections for the prior Collection Period,

(ii) The Base Servicing Fee paid to Seller,

(iii) The amount of the Future Excess Servicing Spread paid to Purchaser,

(iv) The amount of funds, if any, transferred to the Future Spread Reserve Account,

(v) The amount paid to Purchaser Indemnitees pursuant to Section 11.01, if any, from each of the Third Party Controlled Future Spread Custodial Account or the Future Spread Reserve Account, and

(vi) The amount of funds paid to Seller from the Future Spread Reserve Account.

Section 8.08 Financial Statements and Officer’s Certificates.

(a) If Seller’s financial statements are not filed with the U.S. Securities and Exchange Commission and are not publicly available, Seller shall deliver to Purchaser copies of Seller’s most recent audited quarterly financial statements within 45 days of the end of each of Seller’s fiscal quarters and its most recent audited annual financial statements within 90 days of the end of each of Seller’s fiscal years.

(b) Within 45 days of the end of each of Seller’s fiscal quarters, Seller shall deliver to Purchaser a certificate from a duly authorized officer of Seller certifying (i) whether or not Seller has a Consolidated Tangible Net Worth of at least the sum of (x) $250,000,000 and (y) 50% of the proceeds from any issuance of equity on or after the Agreement Date by Seller, Nationstar Mortgage Holdings Inc. or any of Seller’s consolidated subsidiaries (and shall provide a calculation of its determination of its Consolidated Tangible Net Worth) and (ii) whether or not Seller (considered together with its consolidated subsidiaries) is in default in any indebtedness in excess of $10,000,000 (individually or in the aggregate).

Section 8.09 Monthly Management Calls.

Within five (5) Business Days after each Distribution Date, Seller shall make its management team and other appropriate officers and employees available to Purchaser to discuss by telephone the performance of the Current Mortgage Loans and Mortgage Loans and the performance of the parties under the Transaction Documents.

Section 8.10 Timely Payment of Owner Obligations.

Seller shall pay all of its obligations to an Owner in a timely manner so as to avoid exercise of any right of set-off by any Owner against Seller.

Section 8.11 Servicing Agreements.

Seller will service the Mortgage Loans in accordance with Accepted Servicing Practices and will perform its obligations in all material respects in accordance with the Servicing

Agreements and Applicable Law. In particular, without limitation, Seller shall comply with any advancing obligation under the Servicing Agreements. Without the express written consent of Purchaser (which consent may be withheld in its absolute discretion), Seller shall not (a) terminate or amend any Mortgage Servicing Rights, (b) expressly provide any required consent to any termination, amendment or modification of any Servicing Agreements either verbally or in writing, or (c) expressly provide any required consent to any termination, amendment or modification of any other servicing agreements or enter into any other agreement or arrangement with the applicable Owner that may be reasonably material to Purchaser either verbally or in writing. Seller shall conduct its business and perform its obligations under the Servicing Agreements in a manner such that the applicable Owner will not have cause to terminate any Servicing Agreement. Notwithstanding the foregoing, in no event will the prohibitions contained in this Section 8.11 apply to any amendments or modifications of the Servicing Agreements applicable to Current Mortgage Loans or Mortgage Loans owned by Seller which do not affect the Future Excess Servicing Spread with respect to such Current Mortgage Loans or Mortgage Loans and are not reasonably material to Purchaser.

Section 8.12 Transfer of Mortgage Servicing Rights.

If Seller intends to assign, transfer or sell any of its Mortgage Servicing Rights to a replacement servicer, to the extent permitted by applicable law, (a) Seller shall consult with Purchaser and Purchaser shall participate in the assignment, transfer and sale of such Mortgage Servicing Rights, and (b) Seller shall obtain the written consent of Purchaser prior to any assignment, transfer or sale thereof.

Section 8.13 Consents to Transaction Documents.

Seller shall not terminate, amend, amend and restate, modify or waive any conditions or provisions of any Transaction Document without the express written consent of Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned.

Section 8.14 Accounts.

Seller shall inform the Mortgagors of Mortgage Loans at its own expense to remit their mortgage payments to the Lockbox Account, and any change in such instructions shall only be permitted with the express written consent of Purchaser.

Section 8.15 Notification of Certain Events.

Seller shall promptly notify Purchaser of any event which, with the passage of time, could reasonably be expected to result in a termination of any servicing agreement between Seller and any Owner. Seller shall provide Purchaser with copies of any notices from the applicable Owner of any breach, potential breach, default or potential default by Seller under any servicing agreement between Seller and the applicable Owner, and with copies of any notices from any Owner of any termination, potential termination or threatened termination of any servicing agreement entered into between Seller and that Owner. Seller shall promptly forward copies of any material notices received from any Owner or from any Governmental Authority with respect to the Mortgage Loans. Seller shall provide Purchaser with (a) copies of all amendments to the Transaction Documents, the Servicing Agreements (other than with respect to Mortgage Loans owned by Seller) and the agreements relating to Seller’s acquisition of the Mortgage Servicing Rights, (b) with respect to Mortgage Loans owned by Seller, copies of all material amendments to the Servicing Agreements, and (c) copies of any other agreements Seller enters into with any Owner that may be reasonably material to Purchaser, in each case, promptly after execution thereof.

Section 8.16 Financing; Pledge of Future Excess Servicing Spread.

Seller shall not pledge, obtain Seller financing for, or otherwise permit any Lien (other than Permitted Liens) of any creditor of Seller to exist on, any portion of the Servicing Spread Collections without the prior written consent of Purchaser. Seller’s financial statements shall contain footnotes indicating that the Future Excess Servicing Spread has been sold, and Seller does not maintain any ownership interest therein.

Section 8.17 Existence, etc.

Seller shall:

(a) preserve and maintain its legal existence and all of its material licenses required to service the Mortgage Loans;

(b) comply with the requirements of all Applicable Laws, rules, regulations and orders of Governmental Authorities (including truth in lending and real estate settlement procedures) if failure to comply with such requirements could be reasonably likely (either individually or in the aggregate) to have a material adverse effect on its ability to perform its obligations hereunder or under any other Transaction Document;

(c) keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, and maintain adequate accounts and reserves for all taxes (including income taxes), all depreciation, depletion, obsolescence and amortization of its properties, all contingencies, and all other reserves;

(d) not move its chief executive office, chief operating office or its recording office from the addresses referred to in Exhibit J unless it shall have provided Purchaser not less than thirty (30) days prior written notice of such change;

(e) pay and discharge all material taxes, assessments and governmental charges or levies imposed on it or its income or profits or on any of its property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained. Seller and its subsidiaries shall file on a timely basis all federal, and material state and local tax and information returns, reports and any other information statements or schedules required to be filed by or in respect of it;

(f) keep in full force and effect the provisions of its charter documents, by-laws, operating agreements or similar organizational documents in each case to the extent reasonably necessary to perform its obligations hereunder or under any other Transaction Documents;

(g) keep in full force and effect all agreements and instruments by which it or any of its properties may be bound and all applicable decrees, orders and judgments, in each case to the extent reasonably necessary to perform its obligations hereunder or under any other Transaction Document; and

(h) comply with its obligations under the Transaction Documents to which it is a party and each other agreement entered into with an Owner.

Section 8.18 Consent to Sub-Servicing.

Subject to the rights of the Owners, Seller will not permit any Person other than Seller to service or sub-service the Mortgage Loans without the prior written consent of Purchaser, in each case other than third-party vendors customarily employed by servicers in the ordinary course of business in accordance with prudent mortgage servicing practices.

Section 8.19 Nonpetition Covenant.

Seller shall not, prior to the date that is one year and one day after the payment in full of the Future Excess Servicing Spread, petition or otherwise invoke the process of any court or governmental authority for the purpose of commencing or sustaining a case against Purchaser under any insolvency law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of Purchaser or any substantial part of its property, or ordering the winding up or liquidation of the affairs of Purchaser.

Section 8.20 Schedule of Mortgage Loans.

Seller shall maintain the Schedule of Mortgage Loans, which shall be updated as of each Assignment Date. The information in the Schedule of Mortgage Loans pertaining to the Mortgage Loans and the Mortgage Servicing Rights will be true and correct in all material respects as of the date specified.

Section 8.21 True Sale Opinion.

Seller shall cause a written opinion of counsel to be furnished, in form and substance satisfactory to Purchaser, dated the Closing Date with respect to the characterization of the transfer of the Future Excess Servicing Spread by Seller to Purchaser as a true sale. Purchaser may request additional opinions regarding such characterization subsequent to the Closing Date as advised by Purchaser’s counsel in light of changes in law and other circumstances. To the extent Seller is unable to provide such opinions with respect to any Mortgage Loans, Seller shall substitute such Mortgage Loans with residential mortgage loans have substantially the same credit characteristics.

Section 8.22 Valuation.

As of the Closing Date, Purchaser shall have received an opinion reasonably satisfactory to Purchaser that the Base Servicing Fee of the Mortgage Loans and the Purchase Price of the Future Excess Servicing Spread is fair and reasonable.

Section 8.23 Material Documents.

Seller shall provide Purchaser with executed copies of all material agreements and documents, and any amendments thereto, as of each Assignment Date relating to Seller’s acquisition of the related Mortgage Servicing Rights and the servicing of the Mortgage Loans assigned.

Section 8.24 Purchase of Mortgage Servicing Rights.

Each agreement or arrangement that Seller enters into to purchase Mortgage Servicing Rights shall be entered into on an arm’s length contractual basis in the ordinary course of business and shall have market terms applicable for the type of Mortgage Servicing Rights to be acquired thereby. Seller shall not enter into any agreement or arrangement with a third party intended to encourage the refinancing of any Mortgage Loan by any Person other than Seller.

ARTICLE IX

CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

The obligations of Purchaser under this Agreement are subject to the satisfaction of the following conditions as of the Closing Date:

Section 9.01 Correctness of Representations and Warranties.

The representations and warranties made by Seller in this Agreement and each other Transaction Document to which Seller is a party to be made on or prior to the Closing Date are true and correct in all material respects as of the date thereof.

Section 9.02 Compliance with Conditions.

All of the terms, covenants, conditions and obligations of this Agreement and each other Transaction Document required to be complied with and performed by Seller on or prior to the Closing Date shall have been duly complied with and performed in all material respects as of the date thereof.

Section 9.03 Company Resolution.

Purchaser shall have received from Seller a certified copy of its company resolution approving the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, together with such other certificates of incumbency and other evidences of company authority as Purchaser or its counsel may reasonably request.

Section 9.04 No Material Adverse Change.

From the Agreement Date, there shall not have been any change to Seller’s financial or operating condition or in the Mortgage Servicing Rights, the Mortgage Loans, the Related Escrow Accounts or to Seller’s relationship with, or authority from, the entity formerly known as the Federal Home Loan Mortgage Corporation that in each case will likely materially and adversely affect the consummation of the transactions contemplated hereby or the Future Excess Servicing Spread.

Section 9.05 Consents.

The Seller shall have obtained all consents, approvals or other requirements of third parties required for the consummation of the transactions contemplated by the Transaction Documents that are to be obtained on or prior to the Closing Date.

Section 9.06 Delivery of Transaction Documents.

Seller shall have delivered copies of each executed Transaction Document that is to be entered into on or prior to the Closing Date.

Section 9.07 Certificate of Seller.

Seller shall have provided Purchaser a certificate, substantially in the form attached hereto as Exhibit D, signed by an authorized officer of Seller dated as of such date, applicable to the transactions contemplated by this Agreement, to the effect that: (a) each of Seller’s representations and warranties made in this Agreement and each other Transaction Document to which Seller is a party is true and correct in all material respects as of such date; (b) all of the terms, covenants, conditions and obligations of this Agreement and each other Transaction Document to which Seller is a party that are required to be complied with and performed by Seller at or prior to the Closing Date have been duly complied with and performed in all material respects; (c) the conditions set forth in Sections 9.04 and 9.05 have been satisfied and (d) as of the Closing Date, Seller has a Consolidated Tangible Net Worth of at least the sum of (x) $250,000,000 and (y) 50% of the proceeds from any issuance of equity on or after the Agreement Date by Seller, Nationstar Mortgage Holdings Inc. or any of Seller’s consolidated subsidiaries, and Seller (considered together with its consolidated subsidiaries) is not in default in any indebtedness in excess of $10,000,000 (individually or in the aggregate).

Section 9.08 Opinions of Counsel.

Seller’s counsel shall have delivered the Opinions of Counsel required pursuant to Section 2.01(b)(v), Section 2.01(b)(vi) and Section 2.01(b)(vii).

Section 9.09 Good Standing Certificate of Seller.

Seller shall have provided Purchaser a certificate of good standing of Seller, dated as of a date within five (5) Business Days prior to the Closing Date.

ARTICLE X

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

The obligations of Seller under this Agreement are subject to the satisfaction of the following conditions as of the Closing Date:

Section 10.01 Correctness of Representations and Warranties.

The representations and warranties made by Purchaser in this Agreement to be made on or prior to the Closing Date are true and correct in all material respects as of the date thereof.

Section 10.02 Compliance with Conditions.

All of the terms, conditions, covenants and obligations of this Agreement required to be complied with and performed by Purchaser on or prior to the Closing Date shall have been duly complied with and performed in all material respects as of the date thereof.

Section 10.03 Company Resolution.

Seller shall have received from Purchaser a certified copy of its company resolution approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, together with such other certificates of incumbency and other evidences of company authority as Seller or its counsel may reasonably request.

Section 10.04 Reserved.

Section 10.05 Certificate of Purchaser.

Purchaser shall have provided Seller a certificate, substantially in the form attached hereto as Exhibit E, signed by an authorized officer of Purchaser dated as of such date, applicable to the transactions contemplated by this Agreement, to the effect that: (a) each of Purchaser’s representations and warranties made in this Agreement is true and correct in all material respects as of such date; and (b) all of the terms, covenants, conditions and obligations of this Agreement required to be complied with and performed by Purchaser at or prior to the Closing Date have been duly complied with and performed in all material respects.

Section 10.06 Good Standing Certificate of Purchaser.

Purchaser shall have provided Seller a certificate of good standing of Purchaser, dated as of a date within five (5) Business Days prior to the Closing Date.

ARTICLE XI

INDEMNIFICATION

Section 11.01 Indemnification by Seller.

(a) Seller shall indemnify, defend and hold Purchaser, its affiliates and its and their respective directors, managers, officers, employees, agents, representatives and advisors (the “Purchaser Indemnitees”) harmless from and shall reimburse the applicable Purchaser Indemnitee for any Losses suffered or incurred by any Purchaser Indemnitee after the Agreement Date which result from:

(i) Any material breach of a representation or warranty by Seller, or non-fulfillment of any covenant or obligation of Seller, contained in this Agreement;

(ii) Any servicing act or omission of any prior servicer relating to any Mortgage Loan and any act or omission of any party related to the origination of any Mortgage Loan;

(iii) Any act, error or omission of Seller in servicing any of the Mortgage Loans, including improper action or failure to act when required to do so;

(iv) Any exercise of any rights of setoff or other netting arrangements by any Owner against Seller that results in a decrease in Servicing Agreements termination payments due to Seller with respect to the Mortgage Loans from such Owner or in a shortfall of funds to pay the Future Excess Servicing Spread; and

(v) Litigation, proceedings, governmental investigations, orders, injunctions or decrees resulting from any of the items described in Section 11.01(a)(i)-(iv) above;

provided, however, that the applicable Purchaser Indemnitee has taken all commercially reasonable and appropriate actions to mitigate any such losses, damages, deficiencies, claims, causes of action or expenses as reasonably requested by Seller, which such failure of mitigation shall not relieve Seller of its indemnification obligations in this Section 11.01(a) but may affect the amount of such obligation; and further provided, that any Losses incurred by the Purchaser Indemnitee pursuant to any attempt to mitigate any such losses, damages, deficiencies, claims, causes of action or expenses shall be reimbursed by Seller as part of its indemnification obligations in this Section 11.01(a). Purchaser shall notify Seller promptly after receiving written notice of the assertion of any litigation, proceedings, governmental investigations, orders, injunctions, decrees or any third party claims subject to indemnification under this Agreement (each, a “Third Party Claim”). Upon receipt of such notice of a Third Party Claim, Seller shall have the right to assume the defense of such Third Party Claim using counsel of its choice reasonably satisfactory to the applicable Purchaser Indemnitee, but may not enter into any settlement without the prior written consent of the applicable Purchaser Indemnitee, which shall not be unreasonably withheld. A Purchaser Indemnitee shall have the right to select separate counsel and to otherwise separately defend itself at its own expense but shall not consent to the entry of a judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of Seller, which consent shall not be unreasonably withheld. Any exercise of such rights by a Purchaser Indemnitee shall not relieve Seller of its obligations and liabilities under this Section 11.01(a) or any other provision of this Agreement. With respect to any Third Party Claim subject to indemnification under this Agreement, the applicable Purchaser Indemnitee shall be required to cooperate in good faith with Seller to ensure the proper and adequate defense of such Third-Party Claim. For the avoidance of doubt, Seller’s obligations for Purchaser Indemnitees shall not be limited to funds available in the Third Party Controlled Future Spread Custodial Account or the Future Spread Reserve Account.

(b) REIT Requirements. Notwithstanding anything in Section 11.01(a), in the event that counsel or independent accountants for the Protected REIT determine that there exists a material risk that any amounts due to Purchaser under Section 11.01(a) hereof would be treated as Nonqualifying Income upon the payment of such amounts to Purchaser, the amount paid to Purchaser pursuant to this Agreement in any tax year shall not exceed the maximum amount that can be paid to Purchaser in such year without causing the Protected REIT to fail to meet the REIT Requirements for such year, determined as if the payment of such amount were Nonqualifying Income as determined by such counsel or independent accountants to the Protected REIT. If the amount payable for any tax year under the preceding sentence is less than the amount which Seller would otherwise be obligated to pay to Purchaser pursuant to Section 11.01 of this Agreement (the “Expense Amount”), then: (1) Seller shall place the Expense Amount into an escrow account (the “Expense Escrow Account”) using an escrow agent and agreement reasonably acceptable to Purchaser and shall not release any portion thereof to Purchaser, and Purchaser shall not be entitled to any such amount, unless and until Purchaser delivers to Seller, at the sole option of the Protected REIT, (i) an opinion (an “Expense Amount Tax Opinion”) of the Protected REIT’s tax counsel to the effect that such amount, if and to the extent paid, would not constitute Nonqualifying Income, (ii) a letter (an “Expense Amount Accountant’s Letter”) from the Protected REIT’s independent accountants indicating the maximum amount that can be paid at that time to Purchaser without causing the Protected REIT to fail to meet the REIT Requirements for any relevant taxable year, or (iii) a private letter ruling issued by the IRS to the Protected REIT indicating that the receipt of any Expense Amount hereunder will not cause the Protected REIT to fail to satisfy the REIT Requirements (a “REIT Qualification Ruling” and, collectively with an Expense Amount Tax Opinion and an Expense Amount Accountant’s Letter, a “Release Document”); and (2) pending the delivery of a Release Document by Purchaser to Seller, Purchaser shall have the right, but not the obligation, to borrow the Expense Amount from the Escrow Account pursuant to a loan agreement (an “Indemnity Loan Agreement”) reasonably acceptable to Purchaser that (i) requires Seller to lend Purchaser immediately available cash proceeds in an amount equal to the Expense Amount (an “Indemnity Loan”), and (ii) provides for (A) a commercially reasonable interest rate and commercially reasonable covenants, taking into account the credit standing and profile of Purchaser or any guarantor of Purchaser, including the Protected REIT, at the time of such Loan, and (B) a 15 year maturity with no periodic amortization.

Section 11.02 Indemnification by Purchaser.

Purchaser shall indemnify, defend and hold Seller, its affiliates and its and their respective directors, managers, officers, employees, agents, representatives and advisors (the “Seller Indemnitees”) harmless from and shall reimburse the applicable Seller Indemnitee for any Losses suffered or incurred by any Seller Indemnitee which result from:

(a) Any material breach of a representation or warranty by Purchaser, or non-fulfillment of any covenant or obligation of Purchaser contained in this Agreement; and

(b) Litigation, proceedings, governmental investigations, orders, injunctions or decrees, the basis for which occurred after the Agreement Date, resulting from any of the items described in Section 11.02(a) above;

provided, however, that the applicable Seller Indemnitee has taken all commercially reasonable and appropriate actions to mitigate any such losses, damages, deficiencies, claims, causes of action or expenses as reasonably requested by Purchaser, which such failure of mitigation shall not relieve Purchaser of its indemnification obligations in this Section 11.02 but may affect the amount of such obligation; and further provided, that any Losses incurred by the Seller Indemnitee pursuant to any attempt to mitigate any such losses, damages, deficiencies, claims, causes of action or expenses shall be reimbursed by Purchaser as part of its indemnification obligations in this Section 11.02. Seller shall notify Purchaser promptly after receiving written notice of the assertion of any litigation, proceedings, governmental investigations, orders, injunctions, decrees or any third party claims subject to indemnification under this Agreement (each, a “Third Party Claim”). Upon receipt of such notice of a Third Party Claim, Purchaser shall have the right to assume the defense of such Third Party Claim using counsel of its choice reasonably satisfactory to the applicable Seller Indemnitee, but may not enter into any settlement without the prior written consent of Purchaser, which shall not be unreasonably withheld. A Seller Indemnitee shall have the right to select separate counsel and to otherwise separately defend itself but shall not consent to the entry of a judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of Purchaser, which consent shall not be unreasonably withheld. Any exercise of such rights by a Seller Indemnitee shall not relieve Purchaser of its obligations and liabilities under this Section 11.02 or any other provision of this Agreement. With respect to any Third Party Claim subject to indemnification under this Agreement, the applicable Seller Indemnitee shall be required to cooperate in good faith with Purchaser to ensure the proper and adequate defense of such Third-Party Claim.

Section 11.03 Other Rights.

Seller hereby acknowledges that, in addition to its rights under this Agreement, Purchaser shall be entitled to exercise its rights under the related Owner Consent.

ARTICLE XII

MISCELLANEOUS

Section 12.01 Costs and Expenses.

Purchaser and Seller shall each pay the expenses incurred by it or its affiliates pursuant to the Current Spread Agreement in connection with the transactions contemplated hereby.

Section 12.02 Confidentiality.

Each Party understands that in connection with this transaction, it has been furnished and will be furnished Non-Public Personal Information and/or Personally Identifiable Financial Information (as those terms are defined in Sections 573.3(n) and (o) of the Office of Thrift Supervision Regulations on Privacy of Consumer Information published at 12 C.F.R. Chapter V implementing Title V of the Gramm-Leach-Bliley Act), and other information regarding the policies and plans of the other Party and its affiliates that is and has been designated as confidential and proprietary, and each Party agrees that it will maintain the confidentiality of such information and will not disclose it to others (except for its affiliates and its and their respective directors, managers, officers, employees, financing sources, agents, representatives and advisors), or use it except in connection with the proposed acquisition contemplated by this Agreement, without the prior written consent of the Party furnishing such information. Information which is generally known in the industry concerning a Party or among such Party’s creditors generally or which has been disclosed to the other Party by third parties who have a right to do so shall not be deemed confidential or proprietary information for these purposes. If Purchaser, any of its affiliates or any officer, director, employee or agent of any of the foregoing is at any time requested or required to disclose any information supplied to it in connection with the transactions contemplated hereby, Purchaser agrees to provide Seller with prompt notice of such request(s) so that Seller may seek an appropriate protective order and/or waive Purchaser’s compliance with the terms of this Section 12.02. If Seller, any of its affiliates or any officer, director, employee or agent of any of the foregoing is at any time requested or required to disclose any information supplied to it in connection with the transactions contemplated hereby, Seller agrees to provide Purchaser with prompt notice of such request(s) so that Purchaser may seek an appropriate protective order and/or waive Seller’s compliance with the terms of this Section 12.02. Notwithstanding the terms of this Section 12.02, if, in the absence of a protective order or the receipt of a waiver hereunder, Purchaser or Seller is nonetheless, in the opinion of its counsel, compelled to disclose information concerning the other Party to any tribunal or else stand liable for contempt or suffer other censure or penalty, Purchaser or Seller may disclose such information to such tribunal without liability hereunder. If the proposed acquisition is not consummated, each Party agrees to promptly return to the other, promptly upon request, all confidential materials, and all copies thereof, which have been furnished to it in connection with the transactions contemplated hereby. For the avoidance of doubt, either Party may provide its shareholders and creditors with a general description of this Agreement and any related transactions, and, subject to the provisions of this Section 12.02, information obtained from the reports provided by Seller pursuant to Section 8.07.

Section 12.03 Broker’s Fees.

Each party hereto represents and warrants to the other that it has made no agreement to pay any finder’s, agent’s, broker’s or originator’s fee arising out of or in connection with the subject matter of this Agreement, other than Purchaser’s agreement with Phoenix Capital Inc. In the event Purchaser has entered or enters into an agreement to pay any finder’s, agent’s, broker’s, advisor’s or originator’s fee arising out of or in connection with the subject matter of this Agreement, Purchaser shall be solely responsible for all such fees. The parties hereto shall indemnify and hold each other harmless from and against any such obligation or liability and any expense incurred in investigating or defending (including reasonable attorneys’ fees) any claim based upon the other party’s actions in connection with such obligation.

Section 12.04 Relationship of Parties.

The Parties intend that the transactions contemplated in the Transaction Documents constitute arms-length transactions among third parties. Nothing contained in the Transaction Documents will establish any fiduciary, partnership, joint venture or similar relationship between or among the Parties except to the extent otherwise expressly stated therein.

Section 12.05 Survival of Representations and Warranties.

Each party hereto covenants and agrees that the representations and warranties in this Agreement, and in any document delivered or to be delivered pursuant hereto, shall survive the Agreement Date and each applicable Assignment Date.

Section 12.06 Notices.

All notices, requests, demands and other communications which are required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid or by prepaid overnight delivery service:

(a) If to Purchaser, to:

Fortress Investment Group

1345 Avenue of the Americas

New York, NY 10105

Attn: Brian Sigman

Chief Financial Officer

(212) 479-5343

(b) If to Seller, to:

Nationstar Mortgage LLC

350 Highland Drive

Lewisville, Texas 75067

Attn: Amar Patel

or to such other address as Purchaser or Seller shall have specified in writing to the other.

Section 12.07 Waivers.

Either Purchaser or Seller may, by written notice to the other:

(a) Extend the time for the performance of any of the obligations or other transactions of the other; and

(b) Waive compliance with or performance of any of the terms, conditions, covenants or obligations required to be complied with or performed by the other hereunder.

The waiver by Purchaser or Seller of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.

Section 12.08 Entire Agreement; Amendment.

This Agreement and the related Transaction Documents constitute the entire agreement between the parties with respect to the transactions contemplated hereby and supersede all prior agreements with respect thereto. This Agreement may be amended only in a written instrument signed by both Seller and Purchaser.

Section 12.09 Binding Effect.

This Agreement shall inure to the benefit of and be binding upon the Parties and their successors and assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties and their successors and assigns, any rights, obligations, remedies or liabilities.

Section 12.10 Headings.

Headings on the Articles and Sections in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

Section 12.11 Applicable Law.

This Agreement shall be construed in accordance with the laws of the State of New York and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with the laws of the State of New York, except to the extent preempted by Federal law. This Agreement shall constitute a security agreement under the laws of the State of New York. In addition to any other rights available under this Agreement or otherwise available at law or in equity but subject to the terms hereof, Purchaser shall have all rights and remedies of a secured party with respect to the Collateral under the laws of the State of New York and under any other applicable law to enforce the assignments and security interests contained herein and, in addition, shall have the right, subject to compliance with any mandatory requirements of applicable law and the terms of this Agreement, to sell or apply any rights and other interests with respect to the Collateral assigned or pledged hereby in accordance with the terms hereof at public and private sale in accordance with the terms of this Agreement. The parties agree to waive trial by jury in the event of any dispute under this Agreement.

Section 12.12 Incorporation of Exhibits.

The Exhibits attached hereto shall be incorporated herein and shall be understood to be a part hereof as though included in the body of this Agreement.

Section 12.13 Counterparts.

This Agreement may be executed in counterparts, each of which, when so executed and delivered, shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement.

Section 12.14 Severability of Provisions.

If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the rights of the parties hereto.

Section 12.15 Assignment.

(a) Seller may not assign, transfer, sell or subcontract all or any part of this Agreement, any interest herein, or any of the Seller’s interest in the Servicing Spread Collections, other than the interest in the Total Servicing Spread sold hereby, without the prior written consent of Purchaser, provided that any successor to Seller must assume Seller’s obligations under this Agreement. Purchaser shall have the unrestricted right to further assign, transfer, deliver, hypothecate, pledge, subdivide or otherwise deal with its rights under this Agreement on whatever terms Purchaser shall determine without the consent of Seller; including the right to assign all or any portion of the Future Excess Servicing Spread and to assign Future Excess Servicing Spread Rights. If Purchaser assigns any rights under this Agreement to a third party (a “Third Party Assignment”), such third party (a “Third Party Assignee”) shall enter into a new agreement (a “Third Party Future Spread Agreement”) with Seller or Seller’s assignee that provides such Third Party Assignee with the same rights with respect to the Future Excess Servicing Spread Rights that Purchaser would have had under this Agreement if the Third Party Assignment had not occurred.

(b) Seller shall maintain a register on which it enters the name and address of each holder of the Future Excess Servicing Spread and each holder’s interest in the

Future Excess Servicing Spread (the “Holder Register”) for each transaction described in Section 12.15(a). The entries in the Holder Register shall be conclusive absent manifest error, and Seller shall treat each Person whose name is recorded in the Holder Register as an owner of the Future Excess Servicing Spread for all purposes of this Agreement notwithstanding any notice to the contrary.

Section 12.16 Termination.

If the Current Spread Agreement is terminated on or prior to the Closing Date, this Agreement shall terminate and neither Party shall have any further obligations to the other Party hereunder, except as expressly set forth herein.

Section 12.17 Third Party Beneficiaries.

This Agreement does not and is not intended to confer any rights or remedies upon any person or entity other than Purchaser and Seller, except as provided in Section 11.01 and in Section 11.02, provided that Purchaser and Seller reserve the right to modify any term of, or terminate, this Agreement, without the consent of any Purchaser Indemnitee or Seller Indemnitee.

IN WITNESS WHEREOF, each of the undersigned parties to this Agreement has caused this Agreement to be duly executed in its company name by one of its duly authorized officers, all as of the date first above written.

NIC MSR III LLC
Purchaser

By:	/s/ Brian Sigman
Name:	Brian Sigman
Title:	Chief Financial Officer

NATIONSTAR MORTGAGE LLC
Seller

By:	/s/ Amar Patel
Name:	Amar Patel
Title:	Executive Vice President

Future Spread Agreement for FHLMC Mortgage Loans

EXHIBIT A

FORM OF ASSIGNMENT AGREEMENT FOR MORTGAGE LOANS

Subject to, and upon the terms and conditions of the Future Spread Agreement for FHLMC Mortgage Loans, dated as of [            ] (the “Agreement”), by and between Nationstar Mortgage LLC, a Delaware limited liability company (together with its successors and assigns, the “Seller”) and NIC MSR III LLC, a Delaware limited liability company (together with its successors assigns, the “Purchaser”), as may be amended, restated, or otherwise modified and in effect from time to time, Seller hereby assigns, transfers and delivers to Purchaser all of Seller’s right, title and interest in and to Future Excess Servicing Spread for each of the Mortgage Loans set forth in Annex A attached hereto and all proceeds thereof, and agrees that as of the applicable Assignment Date, the applicable Mortgage Loan shall be deemed to be a “Mortgage Loan” for all purposes of the Agreement. Capitalized terms used in this Assignment Agreement have the meanings given to such terms in, or incorporated by reference into, the Agreement.

In the event (but only in the event) that the conveyance of the Future Excess Servicing Spread is characterized by a court or governmental authority as security for a loan rather than a sale, Seller will be deemed to have granted to Purchaser, and Seller hereby grants to Purchaser, a security interest in all of its right, title and interest in, to and under the Future Excess Servicing Spread and all proceeds thereof as security for a loan in an amount of the Purchase Price.

All of the terms, covenants, conditions and obligations of the Agreement required to be complied with and performed by Seller on or prior to the date hereof have been duly complied with and performed in all material respects.

NATIONSTAR MORTGAGE LLC
Seller

By:
Name:
Title:

Annex A

[ATTACH ANNEX A, WHICH MAY BE ON COMPUTER TAPE, COMPACT DISK, OR MICROFICHE,

CONTAINING THE INFORMATION SET FORTH BELOW]

(a)	(b)	(c)	(d)	(e)	(g)	(h)	(i) (column (g) – column (h))	(j) ([ ]% of column (i))
Refinancing Date	Loan # of Refinanced Mortgage Loan	Principal Balance of Refinanced Mortgage Loan	Loan # of Mortgage Loan	Principal Balance of Mortgage Loan as of the Assignment Date	Servicing Fee Rate	Base Servicing Fee Rate	Net Servicing Fee Rate	Future Excess Servicing Spread

EXHIBIT B

Example of calculations of Maximum Retained Refinancing Loan Amounts

Recaptured Loan Incentive
3 Month Avg Recapture	Retained Percentage(1)
35% or Less	0%
> 35%, <= 40%	25%
> 40%, <= 45%	30%
> 45%, <= 50%	35%
> 50%, <= 55%	40%
> 55%, <= 60%	45%
> 60%, <= 65%	50%
> 65%, <= 70%	50%
> 70%, <= 75%	50%
Greater than 75%	50%

Range of Loans Retained as a Percentage of Total Recapture
Nationstar	Portfolio
0.00%	100.00%
0.00% to 1.25%	100.00% to 98.75%
1.50% to 3.00%	98.50% to 97.00%
3.50% to 5.25%	96.50% to 94.75%
6.00% to 8.00%	94.00% to 92.00%
9.00% to 11.25%	91.00% to 88.75%
12.50% to 15.00%	87.50% to 85.00%
15.00% to 17.50%	85.00% to 82.50%
17.50% to 20.00%	82.50% to 80.00%
20.00% to 32.50%	80.00% to 67.50%

[1]	Represents the percentage of loans Seller retains above 35% recapture.

EXHIBIT C

SCHEDULE OF MORTGAGE LOANS

[SEPARATELY DELIVERED]

EXHIBIT D

SELLER’S OFFICER’S CERTIFICATE

(To be supplied on the Closing Date)

Date: [            ]

I,                                         , a [Vice President] of Nationstar Mortgage LLC (the “Company”), pursuant to Section 9.07 of the Future Spread Agreement for FHLMC Mortgage Loans by and between NIC MSR III LLC and the Company, dated as of [            ] (the “Agreement”), hereby certify on behalf of the Company that:

(i) Each of the Company’s representations and warranties made in the Agreement and each other Transaction Document (as defined in the Agreement) to which the Company is a party is true and correct in all material respects as of the date hereof;

(ii) All of the terms, covenants, conditions and obligations of the Agreement and each other Transaction Document to which the Company is a party required to be complied with and performed by the Company at or prior to the date hereof have been duly complied with and performed in all material respects;

(iii) The conditions set forth in Sections 9.04 and 9.05 of the Agreement have been satisfied; and

(iv) As of the date hereof, the Company has a Consolidated Tangible Net Worth (as defined in the Agreement) of at least the sum of (x) $250,000,000 and (y) 50% of the proceeds from any issuance of equity on or after the Agreement Date by Seller, Nationstar Mortgage Holdings Inc. or any of Seller’s consolidated subsidiaries, and Seller (considered together with its consolidated subsidiaries) is not in default in any indebtedness in excess of $10,000,000 (individually or in the aggregate).

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date first above written.

By:

EXHIBIT E

PURCHASER’S OFFICER’S CERTIFICATE

(To be supplied on the Closing Date)

Date: [            ]

I,                     , [POSITION] of NIC MSR III LLC (the “Company”), pursuant to Section 10.05 of the Future Spread Agreement for FHLMC Mortgage Loans by and between the Company and Nationstar Mortgage LLC, dated as of [            ] (the “Agreement”), hereby certify on behalf of the Company that:

(i) Each of the Company’s representations and warranties made in the Agreement is true and correct in all material respects as of the date hereof; and

(ii) All of the terms, covenants, conditions and obligations of the Agreement required to be complied with and performed by the Company at or prior to the date hereof have been duly complied with and performed in all material respects.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date first above written.

NIC MSR III LLC

By:

EXHIBIT F

LOCATION OF CREDIT FILES

Credit Filed held by Seller:

350 Highland Drive

Lewisville, Texas 75067

Credit Files held by other Custodians:

To be provided by Seller

EXHIBIT G

FORM OF SUMMARY REMITTANCE REPORT

[SEPARATELY DELIVERED]

EXHIBIT H

FORM OF DELINQUENCY REPORT

[SEPARATELY DELIVERED]

EXHIBIT I

FORM OF DISBURSEMENT REPORT

[SEPARATELY DELIVERED]

EXHIBIT J

SELLER JURISDICTIONS AND RECORDING OFFICES

Chief Executive Office:

350 Highland Drive

Lewisville, Texas 75067

Recording Office:

Secretary of State, State of Delaware